UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Leggett & Platt, Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 25, 2010

Dear Shareholder:

I am pleased to invite you to attend the annual meeting of shareholders of Leggett & Platt, Incorporated to be held on Thursday, May 13, 2010, at 10:00 a.m. Central Time, at the Company’s Wright Conference Center. Directions are included on the back cover of this Proxy Statement.

The Proxy Statement contains three proposals from our Board of Directors: (i) the election of twelve directors, (ii) the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2010, and (iii) the approval of the amendment and restatement of the Company’s Flexible Stock Plan. The Board encourages you to vote FOR each of these proposals.

The Proxy Statement also contains a shareholder proposal seeking to add sexual orientation and gender identity to the Company’s written non-discrimination policy. For reasons explained in the Proxy Statement, the Board encourages you to vote AGAINST this proposal.

Your vote is important. Whether or not you plan to attend the meeting, please vote as soon as possible. You may vote your shares by Internet at www.eproxy.com/leg or by returning the enclosed proxy or voting instruction card. Specific instructions for these voting alternatives are contained on the proxy or voting instruction card.

I appreciate your continued interest in Leggett & Platt.

Sincerely,

LEGGETT & PLATT, INCORPORATED

Richard T. Fisher
Board Chair

Leggett & Platt, Incorporated

No. 1 Leggett Road

Carthage, Missouri 64836

NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of shareholders of Leggett & Platt, Incorporated (the “Company”) will be held at the Company’s Wright Conference Center, No. 1 Leggett Road, Carthage, Missouri 64836, on Thursday, May 13, 2010, at 10:00 a.m. Central Time:

1.	To elect twelve directors;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010;

3.	To approve the amendment and restatement of the Company’s Flexible Stock Plan;

4.	If presented at the meeting, to vote on a shareholder proposal requesting the addition of sexual orientation and gender identity to the Company’s written non-discrimination policy; and

5.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

You are entitled to vote only if you were a Leggett & Platt shareholder at the close of business on March 5, 2010.

An Annual Report to Shareholders outlining the Company’s operations during 2009 accompanies this Notice of Annual Meeting and Proxy Statement.

By Order of the Board of Directors,

John G. Moore
Secretary

Carthage, Missouri

March 25, 2010

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on May 13, 2010

The enclosed proxy materials and access to the proxy voting site are also available to you on the Internet.

You are encouraged to review all of the information contained in the proxy materials before voting.

The Company’s Proxy Statement and Annual Report to Shareholders are available at:

www.leggett.com/proxy/2010/default.asp

The Company’s proxy voting site can be found at:

www.eproxy.com/leg

Leggett & Platt, Incorporated

ANNUAL MEETING—MAY 13, 2010

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Why did I receive these materials?

The Board of Directors (the “Board”) of Leggett & Platt, Incorporated (the “Company” or “Leggett”) is providing these materials to you in connection with its solicitation of proxies for the Company’s annual meeting of shareholders on May 13, 2010. We first sent these materials to shareholders on March 25, 2010. As a Leggett shareholder, you are entitled and encouraged to vote on the proposals presented in these proxy materials. We invite you to attend the annual meeting, but you do not have to attend to be able to vote.

Where can I obtain financial information about Leggett?

Our Annual Report to Shareholders, including our Form 10-K with financial statements for 2009, is enclosed in the same mailing with this proxy statement. The Company’s Proxy Statement and Annual Report to Shareholders (including Form 10-K) are also available at www.leggett.com/proxy/2010/default.asp. Information on our website does not constitute part of this proxy statement.

What business will be voted on at the annual meeting?

Shareholders will vote on the following proposals at the annual meeting:

•	Election of twelve directors

•	Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2010

•	Approval of the amendment and restatement of the Company’s Flexible Stock Plan

•	A shareholder proposal requesting the addition of sexual orientation and gender identity to the Company’s written non-discrimination policy, if presented at the meeting

•	Any other business that is properly brought before the meeting

How does the Board recommend that I vote?

The Board recommends that you vote:

•	FOR each of the director nominees

•	FOR ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2010

•	FOR approval of the amendment and restatement of the Company’s Flexible Stock Plan

•	AGAINST the shareholder proposal requesting the addition of sexual orientation and gender identity to the Company’s written non-discrimination policy

If you return a signed proxy card without marking one or more proposals, your proxy will be voted in accordance with the Board’s recommendation.

What shares can I vote?

The only class of outstanding voting securities is the Company’s $.01 par value common stock. Each share of common stock issued and outstanding at the close of business on March 5, 2010 (the “Record Date”) is entitled to one vote on each matter submitted to a vote at the annual meeting. On the Record Date, we had 148,265,741 shares of common stock issued and outstanding.

You may vote all shares of Leggett common stock you owned on the Record Date. This includes (i) shares held directly in your name as the shareholder of record, (ii) shares held for you as the beneficial owner through a broker, trustee or other nominee, sometimes referred to as shares held in “street name,” and (iii) shares held for you in Company benefit plans.

Shareholder of Record

If your shares are registered directly in your name with our transfer agent, Wells Fargo, you are the shareholder of record, and these proxy materials were sent to you directly. As the shareholder of record, you have the right to grant your proxy vote directly or to vote in person at the annual meeting. We have enclosed a proxy card for you to use.

Beneficial Owner

If you hold shares in a brokerage account or through some other nominee, you are the beneficial owner of the shares held in street name, and these proxy materials were forwarded to you from the broker, trustee or nominee, together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee, or nominee how to vote your shares by proxy. Although you are invited to attend the annual meeting, you may not vote these shares in person unless you obtain a legal proxy from the broker, trustee, or nominee.

Benefit Plans

If you hold Leggett stock in the Company’s Stock Bonus Plan or 401(k) Plan, you will receive a voting instruction form in a separate mailing. You will need to complete and return the voting instruction form to vote these shares (voting in person at the Annual Meeting or by Internet is not available). The Company must receive your completed voting instruction form by April 30, 2010; otherwise, the plan trustees will vote the shares credited to your account according to the recommendations of their respective investment committees.

How do I submit my vote?

You may vote your shares (i) by Internet at www.eproxy.com/leg, (ii) by signing and returning the proxy or voting instruction card, or (iii) in person at the meeting (except shares held in the Company’s Stock Bonus Plan or 401(k) Plan must be voted by returning a voting instruction form as described above). If you vote by Internet, you do not need to return your proxy or voting instruction card, but you will need to have it in hand when you access the voting website. Specific voting instructions are found on the proxy card or voting instruction card included with this proxy statement.

Can I change my vote?

If you are a shareholder of record, you may change your vote or revoke your proxy any time before the annual meeting by (i) submitting a valid, later-dated proxy, (ii) submitting a valid, subsequent vote by the Internet, (iii) notifying the Company’s Secretary that you have revoked your proxy, or (iv) completing a written ballot at the annual meeting.

If you hold shares as the beneficial owner, you may change your vote (i) by submitting new voting instructions to your broker, trustee, or nominee or (ii) by voting in person at the annual meeting if you have obtained a legal proxy from your broker, trustee, or nominee.

If you hold shares in Company benefit plans, you can revoke your vote instructions by delivering a valid, later-dated voting instruction form prior to the deadline specified in the voting instructions.

How many votes are needed to conduct business at the annual meeting?

A majority of the outstanding shares of common stock entitled to vote must be present at the annual meeting, or represented by proxy, in order to meet the quorum requirement to transact business. Both abstentions and broker non-votes (described below) are counted in determining a quorum. If a quorum is not present, the annual meeting will be adjourned for no more than 90 days to reach a quorum.

What vote is required to elect a director?

A director nominee must receive the affirmative vote of a majority of those shares present (either in person or by proxy) and entitled to vote.

As required by our Corporate Governance Guidelines, each nominee has submitted a contingent resignation to the Nominating & Corporate Governance Committee in order to be nominated for election as a director. If a nominee fails to receive a majority of the votes cast in the director election, the Committee will make a recommendation to the Board of Directors whether to accept or reject the director’s resignation and whether any other action should be taken. If a director’s resignation is not accepted, that director will continue to serve until the Company’s next annual meeting and his or her successor is duly elected and qualified. If the Board accepts the director’s resignation, it may, in its sole discretion, either fill the resulting vacancy or decrease the size of the Board to eliminate the vacancy.

What vote is required to approve the other proposals?

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote is required for ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as Leggett’s independent registered public accounting firm, and for the shareholder proposal. For the approval of the amendment and restatement of the Company’s Flexible Stock Plan, NYSE rules require an additional level of shareholder approval—a majority of the votes cast must be in favor of the proposal and the total number of votes cast must be more than 50% of all shares entitled to vote on the proposal.

What is the effect of an “abstention” vote on the election of directors and other proposals?

A share voted “abstain” with respect to any proposal is considered as present and entitled to vote with respect to that proposal. Because each of the proposals requires a majority vote in order to pass, an abstention will have the effect of a vote against the proposal.

What is the effect of a “broker non-vote”?

If you hold shares in street name through a broker or other nominee and do not vote your shares or provide voting instructions, your broker may vote for you on “routine” proposals but not on “non-routine” proposals. The ratification of PwC as the Company’s auditor is considered routine, but the election of directors, the approval of the amendment and restatement of the Company’s Flexible Stock Plan, and the shareholder proposal are non-routine. Therefore, if you do not vote on the non-routine proposals or provide voting instructions, your broker will not be allowed to vote your shares—this will result in a broker non-vote. Broker non-votes are not counted as shares present and entitled to vote so they will not affect the outcome of the vote, except in the case of the approval of the amendment and restatement of the Company’s Flexible Stock Plan to the extent the total votes cast do not represent more than 50% of the shares entitled to vote.

Who pays the cost of soliciting votes at the annual meeting?

Leggett is making this solicitation and will pay the full cost of preparing, printing, assembling, and mailing these proxy materials. Upon request, we will also reimburse brokers and other nominees for forwarding proxy and solicitation materials to shareholders. If you choose to access proxy materials or vote by Internet, you are responsible for any Internet access charges you may incur.

We have hired Georgeson Inc. to assist in the solicitation of proxies by mail, telephone, in person, or otherwise. Georgeson’s fees are expected to be $10,000 plus expenses. If necessary to assure sufficient representation at the meeting, Company employees, at no additional compensation, may request the return of proxies.

Where can I find the voting results of the annual meeting?

We will announce preliminary voting results at the annual meeting and issue a press release immediately after the meeting. Within four business days after the annual meeting, we will file a Form 8-K reporting the vote count.

What should I do if I receive more than one set of proxy materials?

You may receive multiple sets of proxy materials if you hold shares in more than one brokerage account or if you are a shareholder of record and have shares registered in more than one name. Please vote the shares on each proxy card or voting instruction card you receive.

We have adopted “householding” which allows us, unless a shareholder withholds consent, to send one proxy statement and annual report to multiple shareholders sharing the same address. Each shareholder at a given address will receive a separate proxy card. If you currently receive multiple sets of proxy materials and wish to have your accounts householded, or if you no longer want to participate in householding and wish to revoke your consent, call Wells Fargo Shareowner Services at 877-602-7615 or send written instructions to Wells Fargo Shareowner Services, Attn: Leggett & Platt, Incorporated, P.O. Box 64854, St. Paul, MN 55164-0854. You will need to provide Leggett’s company number (203) and your 10-digit Wells Fargo account number which is printed at the bottom of your proxy card.

Many brokerage firms practice householding as well. If you have a householding request for your brokerage account, please contact your broker.

How may I obtain another set of proxy materials?

If you received only one set of proxy materials for multiple shareholders of record and would like us to send you another set this year, please call 800-888-4569 or write to Leggett & Platt, Incorporated, Attn: Investor Relations, No. 1 Leggett Road, Carthage, MO 64836. You can also access a complete set of proxy materials—the Notice of Meeting, Proxy Statement, and Annual Report to Shareholders including Form 10-K—online at www.leggett.com/proxy/2010/default.asp. To ensure that you receive multiple copies in the future, please contact your broker or Wells Fargo at the number or address in the preceding answer to withhold your consent for householding.

What is the deadline to propose actions for next year’s annual meeting or to nominate a director?

Shareholders may propose actions for consideration at future annual meetings either by presenting them for inclusion in the Company’s proxy statement or by soliciting votes independent of our proxy statement. To be properly brought before the meeting, all shareholder actions must comply with our bylaws, as well as SEC requirements under Regulation 14A. Leggett’s bylaws are posted on our website at www.leggett-search.com/governance. Notices specified for the types of shareholder actions set forth below must be addressed to Leggett & Platt, Incorporated, Attn: Corporate Secretary, No. 1 Leggett Road, Carthage, MO 64836.

Shareholder Proposal Included in Proxy Statement

If you intend to present a proposal at the 2011 annual meeting, the SEC requires that the Corporate Secretary receive the proposal at the address given above by November 25, 2010 for possible inclusion in the proxy statement. We will decide whether to include a proposal in the proxy statement in accordance with SEC rules governing the solicitation of proxies.

Shareholder Proposal Not Included in Proxy Statement

If you intend to present a proposal at the 2011 annual meeting by soliciting votes independent of the Company’s proxy statement, Section 1.2 of our bylaws requires that the Company receive timely notice of the proposal—no earlier than January 13, 2011 and no later than February 12, 2011. This notice must include a description of the proposed business, your name and address, the number of shares you hold, any of your material interests in the proposal, and other matters specified in the bylaws. The nature of the business also must be appropriate for shareholder action under applicable law.

The bylaw requirements also apply in determining whether notice is timely under SEC rules relating to the exercise of discretionary voting authority.

Director Nominee Included in Proxy Statement

If you wish to recommend a director candidate to the Nominating & Corporate Governance Committee for possible inclusion in the proxy statement, please see the requirements described under Consideration of Director Nominees and Diversity on page 9.

Director Nominee Not Included in Proxy Statement

If you intend to nominate a director candidate for election outside of the Company’s nomination process, our bylaws require that the Company receive timely notice of the nomination—no earlier than January 13, 2011 and no later than February 12, 2011. This notice must include the information specified in Section 2.2 of the bylaws, including your name and address, the number of shares you hold, and the name, address and occupation of each proposed nominee.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance

Leggett has a long-standing commitment to sound corporate governance principles and practices. The Board has adopted Corporate Governance Guidelines that establish the roles and responsibilities of the Board and Company management. The Board has also adopted a Code of Business Conduct and Ethics applicable to all Company employees, officers and directors, as well as a separate Financial Code of Ethics applicable to the Company’s CEO, CFO, principal accounting officer and corporate controller. These documents are posted on our website at www.leggett-search.com/governance.

Director Independence

The Board reviews director independence annually and upon learning of any change in circumstances during the year that may affect a director’s independence. The Company has adopted Categorical Standards for Director Independence (the “Categorical Standards”) that satisfy the NYSE listing standards. The Categorical Standards are posted on our website at www.leggett-search.com/governance. A director who meets all the Categorical Standards will be presumed to be independent.

While the Categorical Standards help the Board to determine director independence, they are not the exclusive measure for doing so. The Board also reviews the relevant facts and circumstances of any relationships between the Company and its directors during the independence assessment. When confirming director Joseph McClanathan’s independence, the Board considered Company purchases from and sales to Mr. McClanathan’s employer and found the transactions were on arms-length terms and the amounts were well below the threshold provided in the Categorical Standards.

Based on its review, the Board has determined that all of its current non-management directors and director nominee Ray Griffith are independent. (See the table below for a complete list of our independent directors.) The Board found no business or other relationship involving an independent director and the Company that violated the Categorical Standards or undermined independence.

Independent Board Chair and Board Leadership Structure

Richard Fisher, a non-management director of the Company, was elected by the Board of Directors in 2008 to serve as the independent Board Chair. The Company has split the positions of Board Chair and Chief Executive Officer since 2006, when David Haffner was appointed Leggett’s CEO. During Mr. Haffner’s tenure as CEO, the Board has chosen as its Board Chair directors with a long view of Leggett’s evolution—Mr. Fisher has been a director since 1972 and his predecessor, Felix E. Wright, had been on the Board since 1977. The Board evaluates annually the responsibilities of the independent Board Chair and whether the separation of the chairmanship and CEO continues to best serve the Board and our shareholders. The Board does not have a fixed policy with respect to the separation of the Board Chair and the CEO and maintains the flexibility to make this determination on a case-by-case basis in a manner it deems in the Company’s best interests.

In accordance with our Corporate Governance Guidelines, non-management directors regularly hold executive sessions without management present. At least one executive session per year is attended by only independent, non-management directors. Mr. Fisher presides over these meetings of the non-management directors.

Shareholders and all other interested parties may e-mail Mr. Fisher at boardchair@leggett.com. They can also write to Leggett & Platt Board Chair, P.O. Box 637, Carthage, MO 64836. The Corporate Secretary’s office reviews this correspondence and periodically sends Mr. Fisher all communications except items unrelated to Board functions (for example, advertisements and junk mail). In his discretion, Mr. Fisher may forward communications to the full Board or to any of the other independent directors for further consideration.

Board and Committee Composition and Meetings

The Board held four meetings in 2009, and its committees met the number of times listed in the table below. All directors attended at least 75% of the Board meetings and their respective committee meetings. Directors are expected to attend the Company’s annual meeting of shareholders, and all of them attended the 2009 annual meeting.

The Board has a standing Audit Committee, Compensation Committee, Nominating & Corporate Governance Committee, and Executive Committee. Except for the Executive Committee (comprised of Richard Fisher—Chair, David Haffner and Maurice Purnell), each committee consists entirely of independent directors and operates under a written charter adopted by the Board. The Audit, Compensation and Nominating & Corporate Governance Committee charters are posted on our website at www.leggett-search.com/governance.

	Audit	Compensation	Nominating & Corporate Governance
Independent Non-Management Directors:
Robert E. Brunner	Member	—	—
Ralph W. Clark	Member	—	—
R. Ted Enloe, III	—	Chair	—
Richard T. Fisher	Member	Member	Member
Joseph W. McClanathan	Member	Member	Member
Judy C. Odom	Chair	Member	Member
Maurice E. Purnell, Jr.	—	—	Chair
Phoebe A. Wood	Member	Member	—

Management Directors:
Karl G. Glassman	—	—	—
David S. Haffner	—	—	—

Number of Meetings in 2009	4	7	4

Audit Committee

All Audit Committee members meet the higher independence standard for audit committee service under NYSE and SEC rules and are financially literate, as defined by NYSE rules. Five members—Robert Brunner, Richard Fisher, Joseph McClanathan, Judy Odom, and Phoebe Wood—possess the training, skills, and experience to meet the SEC’s definition of an audit committee “financial expert.” None of the members serves on the audit committee of more than three public companies.

The Audit Committee assists the Board in the oversight of (i) the independent registered public accounting firm’s qualifications, independence, appointment, compensation, retention, and performance, (ii) the Company’s internal controls over financial reporting, (iii) the guidelines and policies to govern risk assessment and management, (iv) the performance of the Company’s internal audit function, (v) the integrity of the Company’s financial statements and its external financial reporting, and (vi) the Company’s legal and regulatory compliance.

We have posted on our website and corporate intranet a procedure for employees and others to confidentially inform the Audit Committee of any questionable accounting, internal control, or auditing matters. The Vice President of Internal Audit reports directly to the Audit Committee and is responsible for receiving, processing, and maintaining records of the reports. The Chair of the Audit Committee reviews all complaints and accompanying investigations and may request the full Committee’s review of a complaint to determine appropriate actions.

Board’s Oversight of Risk Management

The Audit Committee is responsible for oversight of our guidelines and policies to assess and manage risk. The Company’s CEO and other senior management are responsible for assessing and managing various risk exposures on a day-to-day basis. In 2003, we established the Enterprise Risk Management Committee (“ERM Committee”) which is currently comprised of twelve executives and chaired by our CFO. The ERM Committee adopted guidelines by which the Company identifies, assesses, monitors and reports financial and non-financial risks material to the Company. The ERM Committee meets regularly throughout the year and provides an annual report to senior management and the Audit Committee of (i) the likelihood and significance of risks, (ii) the policies and guidelines regarding risk assessment and management, (iii) management’s steps to monitor and control risks, and (iv) an evaluation of the process. The Audit Committee reviews and discusses the report with management and the independent auditor.

An overall review of risk is inherent in the Board’s consideration of the Company’s strategies and other matters. In furtherance of this review, our CFO updates other senior managers and the entire Board every quarter on notable activities of the ERM Committee.

In addition, the Compensation Committee assesses risks related to the Company’s compensation policies and practices, as discussed in the following section.

Compensation Committee

The Compensation Committee assists management and the Board in developing and maintaining the Company’s policies relating to (i) CEO, executive officer, and director compensation and (ii) Company equity and incentive compensation plans that are subject to Board approval. The Committee strives for policies that will (i) support the Company’s business objectives, (ii) attract and retain high quality leadership, and (iii) link compensation with business objectives and performance. The Committee may delegate its duties and responsibilities to one or more Committee members or Company officers, as it deems appropriate, but may not delegate authority to non-members for any action involving executive officers.

The Committee sets the compensation for the Company’s executive officers. The Compensation Discussion & Analysis section on page 31 includes details of the Committee’s oversight. The Committee also periodically reviews cash and equity compensation for directors and recommends any director compensation changes to the full Board.

Company managers in the Human Resources and Corporate Affairs departments provide data needed for compensation decisions at the Committee’s request. The Committee may hire outside compensation consultants as needed for the proper discharge of its duties, but it did not use any outside consulting services in connection with executive or director compensation decisions in 2009.

The Committee also assesses the risk of the Company’s compensation policies and practices to all employees to ensure that compensation arrangements do not provide incentives that could present material adverse risk to the Company. Details about compensation risk for executive officers are discussed in the Compensation Discussion & Analysis section on page 31. The Committee reviewed our compensation structure for employees generally and concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The following factors contributed to this determination:

•	Our employees below key management levels have a small percentage of their total pay in variable compensation.

•	We use a common variable compensation design across all business units.

•	We use a combination of short-term and long-term incentive rewards that are tied to different measures of performance.

•	Our annual incentive plan and our omnibus equity plan contain clawback provisions that enable the Committee to recoup incentive payments.

•

We promote an employee ownership culture to better align employees with shareholders, with over 4,000 employees contributing their own funds to purchase Company stock under various stock purchase plans.

Compensation Committee Interlocks and Insider Participation

No Compensation Committee member had an interlocking relationship as described in Item 407(e)(4) of Regulation S-K.

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee (i) assists the Board in developing and maintaining the Company’s corporate governance principles, policies, and procedures, (ii) identifies qualified candidates for Board membership and recommends director nominees to the Board, (iii) reviews director independence and related person transactions, and (iv) reviews and makes recommendations to the Board regarding the Board’s size, composition, and policies.

Consideration of Director Nominees and Diversity

The Nominating & Corporate Governance Committee (the “Committee”) is responsible for identifying and evaluating qualified candidates for election to the Board of Directors. Following its evaluation, the Committee recommends to the full Board a slate of director candidates for inclusion in the Company’s proxy statement and proxy card. This procedure is posted on the Company’s website at www.leggett-search.com/governance.

In the case of incumbent directors, the Committee reviews each director’s overall service during his or her current term, including the number of meetings attended, level of participation, quality of performance, and any transactions between the director and the Company. In the case of new director candidates, the Committee first determines whether the nominee must be independent under NYSE rules, then identifies any special needs of the current Board. The Committee will consider individuals recommended by Board members, Company management, shareholders and, if it deems appropriate, a professional search firm. In 2009, the Company retained DHR International to assist with identifying and evaluating potential director candidates, including Mr. Brunner and Mr. Griffith. DHR International also arranged interviews between the candidates and the Board of Directors.

The Board of Directors may also consider candidates to fill a vacancy in the Board outside of the annual shareholder meeting process. The Committee will use the same criteria as are used to evaluate a director nominee to be elected by shareholders. In the event of a vacancy to be filled by the Board, the Committee will recommend one or more candidates for election and proxies will not be solicited.

The Committee seeks to identify and recruit the best available candidates. Qualified candidates will be considered without regard to race, color, religion, sex, ancestry, national origin or disability. The Committee believes director candidates should have the following minimum qualifications:

•	Character and integrity

•	A commitment to the long-term growth and profitability of the Company

•

A willingness and ability to make a sufficient time commitment to the affairs of the Company in order to effectively perform the duties of a director, including regular attendance at Board and committee meetings

•	Significant business or public experience relevant and beneficial to the Board and the Company

In addition to the minimum qualifications described above, the Committee may also consider the following factors in evaluating candidates for recommendation to the Board:

•	Present and anticipated needs of the Board for particular experience or expertise and whether the candidate would satisfy those needs

•	Requirement for the Board to have a majority of independent directors and whether the candidate would be considered independent

•	Whether the candidate would be considered an audit committee “financial expert” or “financially literate” as described in NYSE listing standards and the Audit Committee charter

•	Accomplishments of each candidate in his or her field

•	Outstanding professional and personal reputation

•

Relevant experience, including experience at the strategy/policy setting level, high level managerial experience in a complex organization, industry experience, and familiarity with the products and processes used by the Company

•	Ability to exercise sound business judgment

•	Breadth of knowledge about issues affecting the Company

•	Ability and willingness to contribute special competencies to Board activities

•	A willingness to assume broad fiduciary responsibility

•	Fit with the Company’s culture

Following the Committee’s initial review of a candidate’s qualifications, one or more Committee members will interview the candidate. The Committee may arrange subsequent interviews with the Board Chair and/or members of the Company’s management. The Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, for candidates recommended by a shareholder. Shareholders who wish to recommend candidates for the Committee’s consideration must submit a written recommendation to the Secretary of the Company at No. 1 Leggett Road, Carthage, MO 64836. Recommendations must be sent by certified or registered mail and received by December 15th for the Committee’s consideration for the following year’s annual meeting of shareholders. Recommendations must include the following:

•	Shareholder’s name, number of shares owned, length of period held, and proof of ownership

•	Candidate’s name, address, phone number, and age

•

A resume describing, at a minimum, the candidate’s educational background, occupation, employment history, and material outside commitments (e.g., memberships on other boards and committees, charitable foundations, etc.)

•	A supporting statement which describes the candidate’s reasons for seeking election to the Board of Directors and documents his or her ability to satisfy the director qualifications described above

•	The candidate’s consent to a background investigation

•	The candidate’s written consent to stand for election if nominated by the Board and to serve if elected by the shareholders

•	Any other information that will assist the Committee in evaluating the candidate in accordance with this procedure

The Corporate Secretary will promptly forward these materials to the Committee Chair and the Board Chair. The Committee may contact recommended candidates to request additional information necessary for its evaluation or for disclosure under applicable SEC rules.

Separate procedures apply if a shareholder wishes to nominate a director candidate for election at a meeting of shareholders. Those procedures, contained in our bylaws, are discussed in the Question and Answer section on page 6.

Although the Committee does not have a formal policy concerning its consideration of diversity in identifying director nominees, as the foregoing description of the Committee’s procedure for identifying and evaluating director candidates shows, the Committee develops the Board’s diversity by seeking candidates with business and public experience relevant to the Board’s current and anticipated needs as well as Leggett’s businesses. The Committee seeks to identify and recruit the best available candidates, without regard to race, color, religion, sex, ancestry, national origin or disability.

Transactions with Related Persons

According to the Company’s Corporate Governance Guidelines, the Nominating & Corporate Governance Committee reviews and approves or ratifies transactions with related persons unless the transaction concerns compensation, in which case the duty falls to the Compensation Committee.

A “Related Person” is (i) a person who has served as an executive officer, director or director nominee of the Company at any time since the beginning of the last fiscal year, (ii) a shareholder beneficially owning in excess of 5% of any class of the Company’s voting securities, (iii) an immediate family member of any person described in clause (i) or (ii), or (iv) an entity in which any of the foregoing persons has, or will have, a direct or indirect material interest.

An “Interested Transaction” is any transaction, arrangement or relationship, or series of similar transactions, (i) involving an amount that exceeds or is expected to exceed $120,000 in the aggregate, (ii) in which the Company or its subsidiaries was, is, or will be a participant, (iii) and in which a Related Person had, has, or will have a direct or indirect material interest and (iv) the transaction, arrangement or relationship is not specifically excluded from the disclosure requirements of Item 404(a) of Regulation S-K.

The Company’s executive officers and directors are expected to notify the Company’s Corporate Secretary or Deputy Corporate Secretary of any current or proposed transaction that may be an Interested Transaction. The Corporate Secretary will determine if it is an Interested Transaction and, if so, will include it for consideration at the next meeting of the appropriate Committee.

Approval should be obtained in advance of an Interested Transaction whenever practicable. If it becomes necessary to approve an Interested Transaction between meetings, the Chair of the Committee is authorized to act on behalf of the Committee. The Chair will provide a report on the matter to the full Committee at its next meeting.

Although the appropriate Committee may review any transaction with a Related Person, the following Interested Transactions are specifically pre-approved, and no further action need be taken:

•

Any employment by the Company of an executive officer of the Company if (i) the related compensation is required to be reported in the Company’s proxy statement under Item 402 of the SEC’s compensation disclosure requirements (generally applicable to named executive officers), or (ii) the compensation is paid to an executive officer who is not required to be named in the Summary Compensation Table if the Compensation Committee has approved the compensation arrangement.

•

Any compensation paid to a director if the compensation is required to be reported in the Company’s proxy statement under Item 402(k) of the SEC’s compensation disclosure requirements and is approved by the Board of Directors.

•	Transactions in fulfillment of contractual obligations where the contract or arrangement was previously approved by the Board or a committee of the Board.

•

Any transaction with another company at which a Related Person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved over any 12-month period does not exceed the greater of $1,000,000, or 2% of that company’s total annual revenues.

•

Any charitable contribution, grant, or endowment by the Company to a charitable organization, foundation or university at which a Related Person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the greater of $1,000,000, or 2% of the charitable organization’s total annual receipts.

•	Transactions available to all employees generally and conducted on similar terms.

•

Any transaction where the Related Person’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis (e.g., dividends).

•	Any transaction involving a Related Person where the rates or charges involved are determined by competitive bids.

•

Any transaction with a Related Person involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

•	Any transactions with a Related Person involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

•	Employee compensatory arrangements, other than executive officers, established in the ordinary course of business.

•	Any transaction, contract, or arrangement approved by the Board of Directors.

Each of the following transactions were approved in accordance with the foregoing procedures.

In 2009 and early 2010, two of our officers purchased shares of Leggett common stock from the Company’s treasury shares, as set out below. The price per share in each transaction was the closing price on the day of sale. The executives also paid an administrative fee of two cents per share, which reimburses the Company for the average commission paid for its open market share repurchases.

Name	Date	Number of Shares	Market Price per Share	Administrative Fee	Total Purchase Price
Jack D. Crusa	2/18/09	4,000	$12.45	$80	$49,880
David S. Haffner	2/9/09	5,000	13.78	100	69,000
	2/10/09	4,000	12.97	80	51,960
	2/12/09	6,000	12.81	120	76,980
	2/17/09	5,000	12.57	100	62,950
	2/18/09	3,000	12.45	60	37,410
	2/20/09	8,000	12.26	160	98,240
	2/23/09	10,000	11.75	200	117,700
	3/2/09	5,000	10.78	100	54,000
	3/5/09	5,000	10.60	100	53,100
	3/6/09	15,000	10.31	300	154,950
	1/29/10	7,000	18.26	140	127,960

We buy shares of our common stock from our employees from time to time, and, in 2009, we purchased shares from three of our officers. All employees, including the officers listed below, pay a $25 administrative fee for each transaction. If the Company agrees to purchase stock before noon, the purchase price is the closing stock price on the prior business day; if the agreement is made after noon, the purchase price is the closing stock price on the day of purchase.

Name	Date	Number of Shares	Market Price per Share	Total Purchase Price
Jack D. Crusa	8/20/09	3,000	$18.23	$54,690
Karl G. Glassman (son)	8/10/09	615	17.93	11,027
Paul R. Hauser (son)	8/19/09	1,120	18.23	20,418

The Company employs certain relatives of its directors and executive officers; however, none of those related employees had total compensation in excess of the $120,000 Interested Transaction threshold.

Director Compensation

Our non-employee directors receive a mix of cash and restricted stock, as set forth below. The restricted stock vests one year after the grant date. Directors may elect to receive restricted stock units (“RSUs”) instead of restricted stock. Electing RSUs enables directors to defer receipt of the shares for 2-10 years while accruing dividend equivalents at a 20% discount to market price over the deferral period.

Item	Amount
Cash Compensation
Board Retainer	$50,000
Audit Committee
Chair	12,000
Member	8,000
Committee Meeting Fees	1,000
Compensation Committee
Chair	10,000
Member	6,000
Committee Meeting Fees	1,000
N&CG Committee
Chair	7,500
Member	5,000
Committee Meeting Fees	1,000
Equity Compensation—Restricted Stock or RSUs
Board Retainer	100,000
Independent Chair Retainer	75,000

Compensation earned by, and paid or awarded to, our non-employee directors in 2009 is set forth in the table below. Directors may elect to defer their cash compensation into a cash deferral arrangement, stock options or stock units under the Company’s Deferred Compensation Program, described on page 52. We also pay for all travel expenses the directors incur to attend Board meetings.

Mr. Bentele did not stand for re-election in 2009, and Mr. Brunner began his service as director at the May 2009 annual meeting of shareholders. Compensation reported for these directors reflects a partial year of service.

Director Compensation in 2009

Director	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards	Non-Qualified Deferred Compensation Earnings (3)	All Other Compensation	Total
Raymond F. Bentele	$16,500	$—	—	$—	$3,090	$19,590
Robert E. Brunner	45,500	100,000	—	—	3,380	148,880
Ralph W. Clark	62,000	100,000	—	1,151	7,230	170,382
R. Ted Enloe III	67,000	100,000	—	2,530	11,511	181,040
Richard T. Fisher	84,000	179,200	—	2,066	15,569	280,834
Joseph W. McClanathan	78,500	100,000	—	—	6,470	184,970
Judy C. Odom	88,000	100,000	—	1,072	10,757	199,829
Maurice E. Purnell, Jr.	61,500	100,000	—	1,676	10,085	173,261
Phoebe A. Wood	75,000	100,000	—	3,359	18,831	197,191

(1)	Mr. Fisher deferred $16,800 of his 2009 cash compensation into stock units under the Company’s Deferred Compensation Program. Ms. Wood elected to receive options in lieu of cash compensation under the Company’s Deferred Compensation Program. As a result of this election, we granted Ms. Wood an option covering 12,344 shares of our common stock with an exercise price of $15.19 per share. The cash compensation forgone by Mr. Fisher and Ms. Wood is reported in the “Fees Earned or Paid in Cash” column of the table.

(2)	Amounts reported in this column reflect the grant date fair value of the annual restricted stock or RSU awards, which was $100,000 for every director except Mr. Fisher, whose award has a $175,000 grant date fair value for his additional service as the Board Chair. The amount reported for Mr. Fisher also includes $4,200, representing the 20% discount on stock units acquired in lieu of cash compensation under the Company’s Deferred Compensation Program.

(3)	Directors who elect to receive RSUs instead of restricted stock for their equity retainer and directors who forgo cash compensation in exchange for stock units under our Deferred Compensation Program receive dividend equivalents at a 20% discount to market value. The amount of this 20% discount is reported in this column.

The non-employee directors held outstanding stock options as of December 31, 2009 as described below. Options that were granted in lieu of cash compensation under our Deferred Compensation Program are listed separately in the “DC Options” column.

Director	Options	DC Options	Total
Raymond F. Bentele	10,482	16,712	27,194
Robert E. Brunner	—	—	—
Ralph W. Clark	10,482	5,441	15,923
R. Ted Enloe III	10,482	36,150	46,632
Richard T. Fisher	10,482	—	10,482
Joseph W. McClanathan	1,454	—	1,454
Judy C. Odom	6,007	5,076	11,083
Maurice E. Purnell Jr.	10,482	16,351	26,833
Phoebe A. Wood	976	12,344	13,320

Six non-employee directors held unvested restricted stock as of December 31, 2009 as set forth below. These shares will vest on May 12, 2010.

Director	Restricted Stock
Robert E. Brunner	6,627
Richard T. Fisher	11,597
Joseph W. McClanathan	6,627
Judy C. Odom	6,627
Maurice E. Purnell Jr.	6,627
Phoebe A. Wood	6,627

Six non-employee directors currently have stock unit accounts for Deferred Compensation or RSUs. Details of the units they acquired in 2009 and their ending account balances are set forth below.

Director	Beginning Balance	Stock Units Credited for 2009 Compensation & Dividend Equivalents	Stock Units Credited in 2009 for Dividend Equivalents on Previous Deferrals	Stock Units Distributed in 2009	Stock Units in Account on 12/31/09
Ralph W. Clark	1,120	6,627	303	(573)	7,477
R. Ted Enloe III	6,421	6,627	781	—	13,829
Richard T. Fisher	14,187	1,196	677	(13,054)	3,006
Judy C. Odom	5,323	—	348	(1,637)	4,034
Maurice E. Purnell Jr.	6,421	—	537	—	6,958
Phoebe A. Wood	11,837	—	990	—	12,827

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL ONE

Election of Directors

At the annual meeting, twelve directors will be elected to hold office until the next annual meeting of shareholders or until their successors are elected and qualified. All the director nominees have been previously elected by our shareholders, except Matthew Flanigan and Ray Griffith who are being nominated for the first time. If any nominee named below is unable to serve as a director (an event the Board does not anticipate), the proxy will be voted for a substitute nominee, if any, designated by the Board. Our employment agreements with Mr. Haffner and Mr. Glassman provide that they may terminate their agreements if not re-elected as directors (see page 54 for a description of the agreements).

In recommending the slate of director nominees, our Board has chosen individuals of character and integrity, with a commitment to the long-term growth and profitability of the Company. Each of the nominees brings significant business or public experience relevant and beneficial to the Board and the Company, as well as a work ethic and disposition that fosters the collegiality necessary for the Board and its committees to function efficiently and best represent the interests of our shareholders.

Robert E. Brunner, age 52, has been the Executive Vice President of Illinois Tool Works (ITW), a diversified manufacturer of advanced industrial technology, since 2006. He previously served ITW as President—Global Auto beginning in 2005 and President—North American Auto from 2003. Mr. Brunner holds a degree in finance from the University of Illinois and an MBA from Baldwin-Wallace College. Mr. Brunner’s experience and leadership with ITW, as a diversified manufacturer with a global footprint, provides valuable insight to our Board on operational and international issues. As a director of the National Association of Manufacturers, his familiarity with public policy issues and advocacy affecting the Company is a great asset. He was first elected as a director of the Company in 2009.

Ralph W. Clark, age 69, held various executive positions at International Business Machines Corporation (IBM) from 1988 until 1994, including Division President—General and Public Sector. He also served as Chairman of Frontec AMT Inc., a software company, from 1994 until his retirement in 1998 when the company was sold. Mr. Clark holds a master’s degree in economics from the University of Missouri. Through Mr. Clark’s career with IBM and Frontec and his current board service with privately-held companies, he has valuable experience in general management, marketing, information technology, finance and strategic planning. He was first elected as a director of the Company in 2000.

R. Ted Enloe, III, age 71, has been Managing General Partner of Balquita Partners, Ltd., a family securities and real estate investment partnership, since 1996. He also served as President and Chief Executive Officer of Optisoft, Inc., a manufacturer of intelligent traffic systems, from 2003 to 2005. Mr. Enloe currently serves as a director of Silicon Laboratories Inc., a designer of mixed-signal integrated circuits, and Live Nation, Inc., a venue operator, promoter and producer of live entertainment events. He holds a bachelor’s degree in petroleum engineering from Louisiana Polytechnic University and a law degree from Southern Methodist University. Mr. Enloe brings extensive knowledge of public and private company operations and oversight from his past and present directorships in various industries. His wide-ranging experience combined with his intimate knowledge of the Company from over forty years on the Board provides an exceptional mix of familiarity and objectivity. He was first elected as a director of the Company in 1969.

Richard T. Fisher, age 71, has been Senior Managing Director, Midwest Division of Oppenheimer & Co., an investment banking firm, since 2002. He served as Managing Director of CIBC World Markets Corp., an investment banking firm, from 1990 to 2002. Mr. Fisher holds a degree in economics from the Wharton School of the University of Pennsylvania. Mr. Fisher’s career in investment banking provides the Board a unique perspective on the Company’s strategic initiatives, financial outlook and investor markets. His valuable business skills and long-term perspective of the Company fully inform his leadership as the Company’s independent Board Chair. He was first elected as a director of the Company in 1972 and has served as the independent Board Chair since 2008.

Matthew C. Flanigan, age 48, was appointed Senior Vice President—Chief Financial Officer of the Company in 2005. He previously served the Company as Vice President—Chief Financial Officer from 2003 to 2005, President of the Office Furniture Components Group from 1999 to 2003, and in various other capacities since 1997. Mr. Flanigan serves as a director of Jack Henry Associates, Inc., a provider of core information processing solutions for financial institutions. He holds a degree in finance and business administration from the University of Missouri. As the Company’s CFO, Mr. Flanigan will add an unparalleled knowledge of the Company’s financing, risk and compliance functions to the Board. In addition, his prior experience as one of the Company’s group presidents will provide valuable operations insight. Mr. Flanigan is being nominated as a director for the first time.

Karl G. Glassman, age 51, was appointed Chief Operating Officer of the Company in 2006 and Executive Vice President in 2002. He previously served the Company as President of the Residential Furnishings Segment from 1999 to 2006, Senior Vice President from 1999 to 2002, President of Bedding Components from 1996 to 1998, and in various capacities since 1982. He holds a degree in business management and finance from California State University–Long Beach. With over two decades experience between leading the Company’s largest segment and as its Chief Operating Officer, Mr. Glassman provides in-depth operational knowledge to the Board and is a key interface between the Board’s oversight and strategic planning and its implementation at all levels of the Company around the world. Mr. Glassman was first elected as a director of the Company in 2002.

Ray A. Griffith, age 56, has been the President and Chief Executive Officer of Ace Hardware Corporation (Ace), the largest hardware cooperative in the United States, since 2005. He was previously the Executive Vice President and Chief Operating Officer of Ace from 2004 to 2005, the Executive Vice President—Retail from 2000 to 2004, and served Ace in various other capacities since 1994. Mr. Griffith holds a degree in marketing and finance from Southern Illinois University. Mr. Griffith’s leadership of Ace Hardware will add valuable retailing, consumer marketing and distribution experience to the Board. He is being nominated as a director for the first time.

David S. Haffner, age 57, was appointed Chief Executive Officer of the Company in 2006 and has served as President of the Company since 2002. He previously served as the Company’s Chief Operating Officer from 1999 to 2006, Executive Vice President from 1995 to 2002, and in other capacities since 1983. Mr. Haffner serves as a director of Bemis Company, Inc., a manufacturer of flexible packaging and pressure sensitive materials. He holds a bachelor’s degree in engineering from the University of Missouri and a master’s degree in business administration from the University of Wisconsin. As the Company’s CEO, Mr. Haffner provides comprehensive insight to the Board across the spectrum from strategic planning to implementation to execution and reporting, as well as its relationships with investors, the finance community and other key stakeholders. Mr. Haffner was first elected as a director of the Company in 1995.

Joseph W. McClanathan, age 57, has served as President and Chief Executive Officer of the Energizer Household Products Division of Energizer Holdings, Inc., a manufacturer of portable power solutions, since November 2007. Prior to his current position, he served Energizer as President and Chief Executive Officer of the Energizer Battery Division from 2004 to 2007, as President—North America from 2002 to 2004, and as Vice President–North America from 2000 to 2002. Mr. McClanathan holds a degree in management from Arizona State University. Through his leadership experience at Energizer and as a director of the Retail Industry Leaders Association, Mr. McClanathan offers an exceptional perspective to the Board on manufacturing operations, marketing and development of international capabilities. He was first elected as a director of the Company in 2005.

Judy C. Odom, age 57, served as Chairman of the Board and Chief Executive Officer of Software Spectrum, Inc., a computer software company, until 2002. She is a director of Harte Hanks Inc., a direct marketing company. Ms. Odom has been a Certified Public Accountant and holds a degree in business administration from Texas Tech University. Ms. Odom’s background in accounting, finance and as a board chair and CEO provide her with leadership and technical expertise to chair our Audit Committee. Her entrepreneurial and broad business experience in co-founding Software Spectrum and directing its growth into a global Fortune 1000 enterprise provides a valuable point of view. Ms. Odom was first elected as a director of the Company in 2002.

Maurice E. Purnell, Jr., age 70, has been Of Counsel to the law firm of Locke Lord Bissell & Liddell LLP, or its predecessor firm, since 2002, where he had been a partner since 1972. Mr. Purnell holds a bachelor’s degree in history from Washington & Lee University, a master’s in business administration from the Wharton School of the University of Pennsylvania and a law degree from Southern Methodist University. With over forty years of experience in securities law, financing and acquisitions in his corporate law practice, Mr. Purnell is well suited to advise the Board on business and compliance matters and chair our Nominating & Corporate Governance Committee. He was first elected as a director of the Company in 1988.

Phoebe A. Wood, age 56, has been a principle in CompaniesWood, a consulting firm specializing in early stage investments, since her 2008 retirement as Vice Chairman and Chief Financial Officer of Brown-Forman Corporation, a diversified consumer products manufacturer, where she served since 2001. Ms. Wood previously held various positions at Atlantic Richfield Company, an oil and gas company, from 1976 to 2000. Ms. Wood is a director of Invesco, Ltd., an independent global investment manager, and Coca-Cola Enterprises, Inc. (term commencing April 22, 2010), the largest bottler and distributor of Coke products. She holds a bachelor’s degree from Smith College and a master’s in business administration from UCLA. From her career in business, culminating as the Vice Chairman and CFO of Brown-Forman, Ms. Wood provides the Board with a wealth of understanding on the strategic, financial, and accounting issues it faces in overseeing Leggett. Ms. Wood was first elected as a director of the Company in 2005.

The Board recommends that you vote FOR the election of each of the director nominees.

PROPOSAL TWO

Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010. PwC (or its predecessor firm) has been our independent registered public accounting firm since 1991.

We are asking our shareholders to ratify the Audit Committee’s selection of PwC as our independent registered public accounting firm. Although ratification is not required by the Company’s bylaws or otherwise, the Board is submitting the selection of PwC to our shareholders for ratification as a matter of good corporate practice. If our shareholders fail to ratify the selection, it will be considered a direction to the Audit Committee to consider a different firm. Even if this selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change is in the best interest of the Company and our shareholders.

PwC representatives are expected to be present at the annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

The Board recommends that you vote FOR the ratification of PwC as independent registered public accounting firm.

Audit and Non-Audit Fees

The fees billed or expected to be billed by PwC for professional services rendered in fiscal years 2009 and 2008 are shown below.

Type of Service	2009	2008
Audit Fees (1)	$1,676,241	$2,371,964
Audit-Related Fees (2)	0	0
Tax Fees (3)	343,984	505,194
All Other Fees (4)	1,500	0

Totals	$2,021,725	$2,877,158

(1)	Includes: rendering an opinion on the Company’s consolidated financial statements and the effectiveness of internal control over financial reporting; quarterly reviews of our financial statements; statutory audits as required; comfort and debt covenant letters; and services in connection with securities regulatory filings.

(2)	Includes: consulting on accounting and financial reporting issues; limited procedures reports related to agreements or arbitrations; continuing professional education; audits of employee benefit plans and subsidiaries; and due diligence and audit procedures related to acquisitions and joint ventures.

(3)	Includes: preparation and review of tax returns and tax filings; tax consulting and advice related to compliance with tax laws; tax planning strategies; and tax due diligence related to acquisitions and joint ventures. Of the tax fees listed above in 2009, $191,893 relate to compliance services and $152,091 relate to consulting and planning services.

(4)	Includes: use of an internet-based accounting research tool provided by PwC.

The Audit Committee has determined that the provision of these approved non-audit services by PwC is compatible with maintaining PwC’s independence.

Pre-Approval Procedures for Audit and Non-Audit Services

The Audit Committee is responsible for the appointment and compensation of the Company’s independent registered public accounting firm. To fulfill this responsibility, the Audit Committee has established a procedure for pre-approving the services performed by the Company’s auditors. All services provided by PwC in 2009 were approved in accordance with the adopted procedures. There were no services provided or fees paid in 2009 for which the pre-approval requirement was waived.

The procedure provides standing pre-approval for:

•

Audit Services—rendering an opinion on the Company’s financial statements and the effectiveness of internal control over financial reporting; quarterly reviews of the Company’s financial statements; statutory audits as required; comfort and debt covenant letters; and services in connection with regulatory filings.

•

Audit-Related Services—consultation on new or proposed transactions, statutory requirements, or accounting principles; reports related to contracts, agreements, arbitration, or government filings; continuing professional education; audits of employee benefit plans and subsidiaries; and due diligence and audits related to acquisitions and joint ventures.

•

Tax Services—preparation and review of Company and related entity income, sales, payroll, property, and other tax returns and tax filings and permissible tax audit assistance; preparation or review of expatriate and similar employee tax returns and tax filings; tax consulting and advice related to compliance with applicable tax laws; tax planning strategies and implementation; and tax due diligence related to acquisitions and joint ventures.

Any other audit, audit-related, or tax services provided by the Company’s auditors require specific Audit Committee pre-approval. The Audit Committee must also specifically approve in advance all permissible non-audit internal control related services to be performed by the Company’s auditors. Management provides quarterly reports to the Audit Committee concerning any fees paid to the auditors for their services.

Audit Committee Report

The Audit Committee is composed of six non-management directors who are independent as required by SEC and NYSE rules. The Audit Committee operates under a written charter adopted by the Board which is posted on the Company’s website at www.leggett-search.com/governance.

Management is responsible for the Company’s financial statements and financial reporting process, including the system of internal controls. PwC, our independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited consolidated financial statements with generally accepted accounting principles. The Audit Committee is responsible for monitoring, overseeing and evaluating these processes, providing recommendations to the Board regarding the independence of and risk assessment procedures used by our independent registered public accounting firm, selecting and retaining our independent registered public accounting firm, and overseeing compliance with various laws and regulations.

At its meetings, the Audit Committee reviewed and discussed the Company’s audited financial statements with management and PwC. The Audit Committee also discussed with PwC all items required by the Statement on Auditing Standards No. 61, as amended.

The Audit Committee received the written disclosures and letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence and has discussed PwC’s independence with them.

The Audit Committee has relied on management’s representation that the financial statements have been prepared in conformity with generally accepted accounting principles and on the opinion of PwC included in their report on the Company’s financial statements.

Based on the review and discussions with management and PwC referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s 2009 Annual Report on Form 10-K.

Judy C. Odom (Chair)

Robert E. Brunner

Ralph W. Clark

Richard T. Fisher

Joseph W. McClanathan

Phoebe A. Wood

PROPOSAL THREE

Approval of the Amendment and Restatement of the Flexible Stock Plan

We are asking shareholders to approve the amended and restated Flexible Stock Plan (the “Plan”). The Plan provides for the award of stock options and other stock-based benefits for the purpose of attracting and retaining valuable employees, directors and other key individuals, aligning the interests of participants with the interests of shareholders, and rewarding outstanding performance. Shareholders last approved the Plan in 2008. At its meeting on February 24, 2010, the Board of Directors recommended the approval of the amended and restated Plan (the “2010 Restatement”).

As of February 28, 2010, there were 20,368,946 shares potentially issuable under options and other awards previously granted under the Plan and 1,879,110 shares remained available for grant. If shareholders approve the 2010 Restatement, the current 1.9 million shares available for grant will increase by 2.8 million shares for a total of approximately 4.7 million shares available for grant under the Plan. While we have tax-qualified stock purchase plans for employees generally, the Flexible Stock Plan is our only vehicle for granting non-qualified equity benefits.

Since its original adoption in 1989, the Plan has provided for a broad range of equity awards. The flexible design of the Plan permits equity awards to be tailored to the needs of the Company and to comply with changing tax and regulatory environments. A significant percentage of the shares used under the Plan are purchased by employees through payroll contributions or in exchange for deferred cash compensation.

How We Use Stock Compensation

Employees

We have encouraged and promoted employee stock ownership at all levels of the Company for many years. More than 4,000 employees contribute their own funds toward the purchase of Company stock under various stock purchase plans.

We grant non-qualified stock options (“NQSOs”) to a broad group of Company employees annually. Approximately 1,500 employees presently hold stock options. Options are granted with an exercise price equal to the closing price of the Company’s common stock on the grant date. Options have a 10-year term and vest and become exercisable in three annual installments beginning 18 months after the grant date.

We also have two executive programs established under the Plan, the Executive Stock Unit Program (the “ESU Program”) and the Deferred Compensation Program, that encourage key managers to defer cash compensation into Company equity. The ESU Program, offered to more than 300 key managers, is our primary retirement plan for executives. The Program allows executives to contribute up to 10% of their cash compensation above a certain threshold into stock units that accrue in an account and earn dividends until the executive retires or terminates employment. Stock units are acquired at a 15% discount to the market price of Company stock. The Company matches 50% of the executives’ contributions, and will match 100% if certain Company performance targets are met. About 110 executives also have the opportunity to defer cash compensation into stock units or stock options under the Deferred Compensation Program. Stock units are acquired and earn dividends at a 20% discount to the market price of Company stock under the Deferred Compensation Program. These programs, described in more detail on page 52, are a key component in our strategy to tie a significant portion of executive compensation to long-term shareholder return. Almost 20% of the stock options currently outstanding under the Plan were granted in lieu of cash compensation under our Deferred Compensation Program.

In addition, we began granting performance stock unit awards (“PSUs”) annually to a group of about 35 senior executives in 2008. These awards will vest at the end of a 3-year performance period based on how well the Company performs relative to a peer group of companies. These awards are described on page 39.

Directors

Our non-employee directors receive a portion of their annual compensation in restricted stock. On the date of the annual meeting of shareholders, each non-employee director receives restricted stock with a grant date value of $100,000 (except the Board Chair, whose award value is $175,000). The number of shares is determined by dividing $100,000 by the closing stock price on the grant date. The restricted stock vests one year after the grant date.

Directors may also participate in the Deferred Compensation Program described above. Most of the directors have elected to defer some portion of their cash compensation into stock options or stock units under the Program at some time.

Others

Our plan also allows the Committee to grant options or other equity awards to non-employees, but we rarely do so. None of the outstanding awards are held by non-employees other than the directors.

Burn Rate and Overhang

Two common measures of a stock plan’s cost are known as “burn rate” and “overhang.” Burn rate refers to how fast a company uses the supply of shares authorized for issuance under its stock plan. Over the last three years, we have maintained an average net burn rate of 1.38% per year. We calculate net burn rate as shares covered by new awards during each year, minus shares covered by forfeited or terminated awards, as a percentage of the weighted average common shares outstanding. Our burn rate calculation is set forth below.

Burn Rate Calculation

Year	Options	Full Value Awards (1)	Total Awards Granted	Weighted Average Shares Outstanding	Burn Rate
2009	431,296	1,632,514	2,063,810	159,331,228	1.30%
2008	1,226,391	1,213,461	2,439,852	167,952,381	1.45%
2007	1,609,763	877,567	2,487,330	179,367,322	1.39%

3-year average					1.38%

(1)	The Full Value Awards column includes stock units from various programs, restricted stock units (“RSUs”), and restricted stock. We do not include performance stock unit awards (“PSUs”) in the burn rate until the awards are vested. Our first PSUs will vest at the end of 2010.

We believe we have been judicious in our use of stock previously authorized by shareholders under the Plan, and we are committed to closely monitoring share usage.

“Overhang” measures the degree to which an existing shareholder’s ownership may be diluted by stock-based compensation awarded to employees and directors under a company stock plan. Overhang is calculated by adding the current stock awards outstanding and the new awards that could be granted under the Plan and dividing that number by the current common shares outstanding.

As of February 28, 2010, our overhang was 13.74%, calculated as follows:

	13,629,296	Options Outstanding:
Weighted Average Exercise Price: $20.06
Weighted Average Term: 6.26 years
	6,739,650	Full-Value Awards Outstanding (2,897,977 held in the ESU Program)

	20,368,946	Total Awards Outstanding
Divided by	148,259,621	Common Shares Outstanding

	13.74%	Overhang

Several factors influence our overhang percentage:

•

Many of the shares we use under our Plan are paid for by employees who choose to defer cash compensation into Company equity under the ESU and Deferred Compensation Programs. These purchased stock units are included in the overhang calculation, but the consideration paid for these shares reduces the cost of the Plan. For financial reporting purposes, we treat stock units in the same manner as issued shares for calculating earnings per share.

•

Because the ESU Program is a retirement program, stock units continue to accrue in employee accounts until they are converted to common stock when the employee retires or terminates employment. We recognize that the long-term design of this plan increases our overhang, but we believe this program serves shareholders well by tying an important element of key employees’ compensation to the Company’s stock.

•

Many of our outstanding options are underwater (i.e., the exercise price is higher than the current stock price). Because these options cannot be exercised, the depressed stock price causes us to have a higher number of outstanding awards. We do not reprice underwater options; therefore, our employees continue to hold the options until they have value or expire underwater.

•

We have been actively repurchasing shares of our common stock. In 2009 alone, we repurchased 10 million shares. Because share repurchases reduce the denominator in the overhang calculation, they increase our overhang percentage.

We are strongly committed to a culture of employee stock ownership. Accordingly, we believe the approval of the 2010 Restatement is critical to our ability to attract, retain and reward the caliber of employees necessary to achieve superior performance. In addition to increasing the number of shares authorized for issuance under the Plan, the 2010 Restatement:

•

Limits the number of shares that can be used for full-value awards (i.e., awards other than options or stock appreciation rights, “SARs”). The Committee may exceed that limit only if each share used for a full-value award above the full-value limit reduces the remaining share authorization by three shares.

•

Establishes the Committee’s right to cancel awards and “claw back” gains received by participants if they engaged in actions adverse to the Company’s interests, including fraud or conduct contributing to a financial restatement.

The following description of the Plan is qualified in its entirety by the full text of the 2010 Restatement attached to this proxy statement as Appendix A.

Description of Plan

If approved by the Company’s shareholders, the 2010 Restatement will become effective as of May 13, 2010 (the “Effective Date”) and will continue in effect until the tenth anniversary of the Effective Date.

The Plan provides for awards to eligible participants in the form of stock options, SARs, restricted stock, stock units, performance awards, other stock based awards and other awards (collectively, “Awards”). Awards may be granted to (i) employees, (ii) non-employee directors, and (iii) individuals or entities providing services to the Company. The number of awards that may be granted to a participant under the Plan is in the discretion of the committee that administers the Plan (the “Committee,” described below) and therefore cannot be determined in advance.

Awards settled in cash do not reduce the number of shares available for grant. If an award expires or is terminated, canceled or forfeited, the shares covered by those awards will again be available for issuance under the Plan. The following shares will not become available for issuance under the Plan:

•	Shares tendered by participants as full or partial payment to the Company upon exercise of options granted under the Plan;

•	Shares reserved for issuance upon grant of SARs, to the extent the number of reserved shares exceeds the number of shares actually issued upon exercise of the SARs; and

•

Shares withheld by, or otherwise remitted to, the Company to satisfy a participant’s tax withholding obligations upon the lapse of restrictions on restricted stock or the exercise of options or SARs granted under the Plan or upon any other payment or issuance of shares under the Plan.

Of the shares available for grant under the Plan after the Effective Date, no more than 3,300,000 may be granted for awards other than options and SARs. The Committee may, however, exceed this limit, in which case the number of shares available under the Plan will be reduced by three shares for every one share awarded in excess of this limit. Up to one hundred percent of the shares available for options and SARs under the Plan may be available for grants of incentive stock options (“ISOs”).

The aggregate number of shares subject to options or SARs granted during any calendar year to any one participant may not exceed 1,000,000. The aggregate number of shares subject to performance awards, restricted stock or stock unit awards granted during any calendar year to any one participant may not exceed 1,000,000. The foregoing limitations are subject to adjustment for changes to the Company’s capital stock, but only to the extent that the adjustment will not affect the status of any award intended to qualify as “performance-based compensation” under Section 162(m) of the Code. The aggregate dollar amount of awards that are not denominated in shares or determined by reference to a number of shares, to the extent they are granted with the intent that they qualify as performance-based compensation under Section 162(m) of the Code, that can be paid during any calendar year to any one Participant may not exceed $4,000,000.

Outstanding awards, as well as the number of shares reserved under the Plan and the maximum number of shares issuable to participants, will be appropriately adjusted to reflect any stock split or similar change to the Company’s capital stock.

The Committee administering the Plan consists of at least two directors who are “non-employee directors” as defined in Rule 16b-3 of the 1934 Securities Exchange Act (the “Exchange Act”) and who are “outside directors” as defined in section 162(m) of the Internal Revenue Code (the “Code”). Members of the Committee are appointed by the Board. The Committee has full authority and discretion to (i) select participants, (ii) determine the type, size, and conditions applicable to awards, (iii) determine to what extent awards may be settled in cash, shares, or other property, (iv) determine to what extent amounts payable from an award under the Plan may be deferred, either automatically or at the election of the participant, (v) interpret and administer the Plan and any agreement, and (vi) establish rules, appoint agents, and take any other action necessary or desirable for the administration of the Plan. The Committee may delegate all or any part of its authority under the Plan to any employee or committee, except that it may not delegate any action related to grants of awards to individuals who are subject to Section 16 of the Exchange Act or who are “covered employees” as defined by Code Section 162(m)(3).

The Board has the sole right and power to amend or terminate the Plan at any time, except that it may not amend the Plan, without approval of Company shareholders, in a manner that would cause options which are intended to qualify as ISOs to fail to qualify or in a manner which would violate applicable law. The amendment or termination of the Plan will not adversely affect a participant’s right to any award granted prior to such amendment or termination.

In the event of a change in control of the Company (as defined in the Plan), the Committee may provide such protection as it deems necessary to maintain participants’ rights. The Committee may, among other things, (i) accelerate any time periods relating to the exercise or realization of awards, (ii) purchase an award, upon the participant’s request, for an amount of cash equal to the amount which could have been attained upon the exercise or realization of the award had it been currently exercisable or payable, (iii) adjust outstanding awards it deems appropriate to reflect such transaction, and/or (iv) cause outstanding awards to be assumed or substituted by the surviving corporation.

Description of Awards

Stock Options. A stock option is the right to acquire shares of common stock at a fixed exercise price for a fixed period of time not to exceed ten years. The option price per share cannot be less than the fair market value of the Company’s common stock on the grant date.

The Committee may grant options intended to qualify as ISOs pursuant to Section 422 of the Code, as well as NQSOs under the Plan. ISOs must be granted at the fair market value of the stock on the grant date, must have a 10-year term and must meet the other requirements of Section 422 of the Code. We currently do not grant ISOs and do not have any outstanding ISOs.

Options cannot be exercised until they are vested. Options granted to date typically vest in three annual installments beginning 18 months after grant. All option terms and conditions will be determined by the Committee.

Stock Appreciation Rights. A stock appreciation right gives a participant the right to receive, for each SAR exercised, an amount equal to the excess of the fair market value of a share of common stock on the date the SAR is exercised and the fair market value of a share on the date the SAR was granted. SARs may have terms up to ten years, may be settled in cash or in stock, as determined by the Committee, and are subject to the terms and conditions expressed in the Award document. We currently do not grant SARs.

Restricted Stock. A restricted stock award is an award of shares of common stock, the grant, vesting, issuance, or retention of which is subject to certain conditions expressed in the award document. Recipients of restricted stock have full voting rights and are entitled to receive dividends with respect to the shares during the restriction period, unless otherwise determined by the Committee. The Committee will determine the price, if any, at which restricted stock is sold or awarded to participants. Restricted stock is not transferable during the restriction period.

Stock Units. A stock unit award is the award of a right to receive shares of common stock, the grant, vesting, issuance, or retention of which is subject to certain conditions expressed in the award document. Stock units may be settled in cash or in stock, as determined by the Committee. Stock units represent an unfunded and unsecured obligation of the Company. A participant has no rights as a shareholder with respect to stock units until the units have been converted to shares and delivered to the participant. Stock units may accrue dividend equivalents, as determined by the Committee. The Committee will determine the price, if any, at which stock units are sold or awarded to participants. We currently use stock units in our Executive Stock Unit Program and Deferred Compensation Program, described on page 52.

Performance Awards. A performance award entitles a Participant to receive a specified number of shares of common stock or cash equal to the fair market value of such shares at the end of a performance period, as specified in the award document. The ultimate number of shares distributed or cash paid depends upon the extent to which pre-established performance objectives are met during the applicable performance period. We grant PSUs to about 35 executives annually. These awards vest at the end of a three-year performance period, based on the Company’s total shareholder return as compared to that of a group of peer companies. See page 39 for additional information regarding PSUs.

Other Stock Based Awards. The Committee may grant other stock based awards which may include, without limitation, the grant of shares of common stock and the grant of securities convertible into shares of common stock.

Other Awards. The Committee may provide types of awards under the Plan in addition to those specifically listed, if the Committee believes that such awards would further the purposes for which the Plan was established.

Agreements and Provisions of Awards

Awards granted under the Plan may be evidenced by an agreement describing the specific award granted and the terms and conditions of the award. The Committee may require the grant of an award to be conditioned upon the recipient’s execution of an agreement. An agreement may include: description of the type of award; the award’s duration; if an option, the exercise price, the exercise period and the person or persons who may exercise the option; the effect of the participant’s death or termination of employment on the award; the award’s conditions; when, if, and how it may be forfeited, converted into another award, modified, exchanged for another award, or replaced; and the restrictions on any shares purchased or granted under the Plan.

The Committee may require the satisfaction of certain performance criteria as a condition to the grant or vesting of any award.

In the case of awards of restricted stock, performance awards and stock units, performance criteria may be applied to the Company, an affiliate, a subsidiary, division, business unit or individual, or any combination thereof, and may be measured in absolute levels or relative to another company or companies a peer group, an index or Company performance in a previous period. Performance may be measured annually or cumulatively over a longer period of time.

The types of performance criteria that may be used include the following:

•	Cash flow measures: cash flow, net cash flow, operating cash flow

•	Earnings measures: earnings, earnings per share, earnings per share growth, EBIT, EBITDA, gross margin, increase in total revenues, operating earnings, revenue, retained earnings

•

Non-financial measures: business trends, capacity utilization, compliance and safety, leadership, market capitalization, market share, operating efficiency, product development, project progress or completion, quality, working capital

•	Operational measures: budget achievement, costs, net income, operating income or net operating income, ratio of operating earnings to capital spending

•

Profitability measures: economic profit, economic value added, financial return ratios, net margin, net profits, profit returns and margins, operating profits, return on assets or net assets, return on capital employed, return on invested capital, return on equity

•	Stock price measures: share price performance, total shareholder return

Performance may be evaluated including or excluding the effect of any of the following events that occur during the applicable performance period:

•	Extraordinary, unusual or non-recurring items

•	Gains or losses on the disposition of a business

•	Effects of changes in tax or accounting regulations

•	Effects of mergers or acquisitions

•	Asset write-downs

The Committee may allow the exercise price of an option or payment price of an award to be paid (i) in cash, (ii) by the tender to the Company of shares owned by the participant, or (iii) by a combination of both. Options also may be exercised in a broker-assisted cashless exercise or other cashless exercise, as permitted by the Committee.

The Company may withhold from option exercises or other awards any amount necessary to satisfy tax withholding requirements arising from the option exercise or award. The Committee or the Company may, at any time, require a participant to tender to the Company cash in the amount necessary to comply with withholding requirements.

An award may be granted in tandem with another award, except that only SARs may be granted in tandem with an ISO.

Subject to the requirements of Code Section 409A, and upon the terms established by the Committee, participants may defer receipt of awards for a time, interest may be paid on cash deferrals and dividends or dividend equivalents may be paid or credited on deferrals denominated in shares.

Modifications to Awards

Any award may be converted, modified, forfeited or cancelled, in whole or in part, by the Committee if and to the extent permitted in the Plan or applicable agreement or with the participant’s consent.

The Committee may permit a participant to surrender an award in exchange for a new award; however, the Committee may not cancel an outstanding option or SAR that is underwater in exchange for cash or for the purpose of reissuing the option to the participant at a lower exercise price or granting a replacement award of a different type without shareholder approval. Other than pursuant to a change in the Company’s capital stock, the exercise price of an option or SAR may not be reduced without shareholder approval.

If an award is subject to Section 409A of the Code, an award may be modified, replaced or terminated in the discretion of the Committee to the extent necessary to comply with such provision. In addition, in the event that a participant is determined to be a specified employee in accordance with Section 409A, any payment upon separation from service will be made or begin, as applicable, on the first day of the first month which is more than six months following the date of separation from service.

The Committee may, in its discretion, cancel all or any portion of a Participant’s award (i) if the Participant violates any confidentiality, non-solicitation or non-compete obligations or terms in his or her employment agreement, confidentiality agreement, separation agreement, and/or any other similar agreement, or (ii) if the Participant, during the period of employment of service, established a relationship with a competitor of the Company or engaged in activity that was in conflict with or adverse to the interests of the Company, including fraud or conduct contributing to any financial restatement.

Clawbacks

The Committee may require a Participant to forfeit any or all of the income or other benefit received on the vesting, exercise, or payment of an award (i) if, in its sole discretion, the Committee determines that the Participant engaged in any activity referred to in the preceding paragraph, or (ii) to the extent required or permitted under any written policy of the Company dealing with recoupment of compensation, and to the extent permitted by applicable law.

Federal Income Tax Consequences

The following is a summary of the general federal income tax consequences of awards granted under the Plan to U.S. taxpayers. Tax consequences for any particular individual or transaction may be different.

Non-Qualified Stock Options and Stock Appreciation Rights. A recipient recognizes no taxable income upon the grant of an NQSO or an SAR. Upon exercise of either, he or she will recognize taxable ordinary income equal to the difference between the fair market value of Company stock on the exercise date and the exercise price. Any additional gain or loss recognized upon the subsequent sale or exchange of the stock will be taxed as a short-term or long-term capital gain or loss, as the case may be.

Incentive Stock Options. A recipient recognizes no taxable income upon the grant or exercise of an ISO (except for purposes of the Alternative Minimum Tax, in which case income recognition is the same as for NQSOs). If a recipient exercises an option and sells the shares more than two years after the grant date and more than one year after the exercise date, he or she will recognize a long-term capital gain or loss equal to the difference between the sale price and the exercise price. If a recipient exercises an option and sells the shares before the end of the 2-year or 1-year holding periods, he or she will generally recognize: (1) taxable ordinary income equal to the difference between (i) the fair market value of the shares at exercise (or at sale, if less) and (ii) the exercise price of the option, plus (2) short-term capital gain on any excess of the sale price over the exercise price.

Restricted Stock, Stock Unit and Performance Awards. A recipient of restricted stock, stock units, performance awards or other awards that are subject to forfeiture prior to vesting generally will recognize no taxable income at the time of grant. When the restrictions have lapsed or the performance criteria have been met (i.e., upon vesting), the recipient will recognize taxable ordinary income equal to the difference between the fair market value of the Company’s stock on the vesting date minus the amount paid, if any, for the shares. For restricted stock, a recipient may elect to be taxed based on the fair market value of the award at the time of grant.

Deferred Compensation. Participants may defer receipt of certain compensation by electing a future distribution date under the terms of an award or program under the Plan. Generally, such deferred compensation becomes taxable when the amounts are distributed. Section 409A of the Code significantly restricts the ability to defer taxation of compensation, including the deferral of income related to awards granted under the Plan. Any deferral of compensation under the Plan or the terms of an award that does not meet the requirements of Section 409A may cause the recipient to be subject to additional taxation and penalties.

Change in Control. If there is an acceleration of the vesting or payment of benefits or an acceleration of the exercisability of options upon a change in control of the Company, all or a portion of the accelerated benefits may constitute “excess parachute payments” under Section 280G of the Code. The recipient of an excess parachute payment incurs an excise tax of 20% of the amount of the payment in excess of his or her average annual compensation over the five calendar years preceding the year of the change in control. The Company is not entitled to a deduction for excess parachute payments.

Tax Effect to the Company. The Company will generally receive a tax deduction equal to the taxable ordinary income recognized by a participant from an award granted under the Plan. The Company’s deduction will be taken in the year the recipient recognizes taxable income.

Special rules limit the deductibility of certain compensation paid to the executive officers named in the Summary Compensation Table on page 44. Section 162(m) of the Code does not allow a deduction for compensation taxable to these executives to the extent such compensation exceeds $1 million, unless certain conditions are met. Compensation arising from the exercise of stock options or SARs granted at fair market value is not subject to the $1 million limit. In addition, certain other awards may qualify as performance-based compensation that is exempt from this deduction limit.

The adoption of this proposal requires the affirmative vote of (i) a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting and (ii) a majority of the votes cast on this proposal, provided that the total number of votes cast must be more than 50% of all shares entitled to vote on the proposal. (See “What vote is required to approve the other proposals?” on page 4.)

The Board recommends that you vote FOR approval of the amendment and restatement of the Flexible Stock Plan.

PROPOSAL FOUR

Shareholder Proposal Requesting the Addition of Sexual Orientation and

Gender Identity to the Company’s Written Non-Discrimination Policy

The Office of the Comptroller of New York City, as custodian and a trustee of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Police Pension Fund and the New York City Fire Department Pension Fund, and as custodian of the New York City Board of Education Retirement System, has notified us of its intent to present the following proposal for consideration at the annual meeting. The addresses and number of shares held by such shareholders are available from the Company upon request to its Secretary.

The proposed resolution and supporting shareholder statement are followed by a statement of opposition and a recommendation from the Company’s Board. The Company accepts no responsibility for the proposed shareholder resolution and supporting statement.

Proposed Shareholder Resolution and Statement

Whereas: Leggett & Platt, Inc., does not explicitly prohibit discrimination based on sexual orientation and gender identity in its written employment policy;

Over 88% of the Fortune 500 companies have adopted written nondiscrimination policies prohibiting harassment and discrimination on the basis of sexual orientation, as have more than 98% of Fortune 100 companies, according to the Human Rights Campaign; over 30% now prohibit discrimination based on gender identity;

We believe that corporations that prohibit discrimination on the basis of sexual orientation and gender identity have a competitive advantage in recruiting and retaining employees from the widest talent pool;

According to a June, 2008 survey by Harris Interactive and Witeck-Combs, 65% of gay and lesbian workers in the United States reported facing some form of job discrimination related to sexual orientation; an earlier survey found that almost one out of every 10 gay or lesbian adults also reported that they had been fired or dismissed unfairly from a previous job, or pressured to quit a job because of their sexual orientation;

Twenty states, the District of Columbia and more than 160 cities and counties, have laws prohibiting employment discrimination based on sexual orientation; 12 states and the District of Columbia have laws prohibiting employment discrimination based on sexual orientation and gender identity;

Minneapolis, San Francisco, Seattle and Los Angeles have adopted legislation restricting business with companies that do not guarantee equal treatment for gay and lesbian employees;

Our company has operations in, and makes sales to, institutions in states and cities that prohibit discrimination on the basis of sexual orientation;

National public opinion polls consistently find more than three quarters of the American people support equal rights in the workplace for gay men, lesbians and bisexuals; for example, in a Gallup poll conducted in May, 2007, 89% of respondents favored equal opportunity in employment for gays and lesbians;

Resolved: The Shareholders request that Leggett & Platt, Inc. amend its written equal employment opportunity policy to explicitly prohibit discrimination based on sexual orientation and gender identity and to substantially implement the policy.

Supporting Statement: Employment discrimination on the basis of sexual orientation and gender identity diminishes employee morale and productivity. Because state and local laws are inconsistent with respect to employment discrimination, our company would benefit from a consistent, corporate-wide policy to enhance efforts to prevent discrimination, resolve complaints internally, and ensure a respectful and supportive atmosphere for all employees. Leggett & Platt, Inc. will enhance its competitive edge by joining the growing ranks of companies guaranteeing equal opportunity for all employees.

Company’s Statement in Opposition:

We believe the proposed resolution is unnecessary because Leggett is already an equal opportunity employer with a firm and long-standing commitment to preventing discrimination in the workplace. Leggett’s existing anti-discrimination policy states, “We are committed to equal opportunity, and strive to maintain a workplace free of discrimination based on any factors other than the skills and abilities of our applicants and employees. These principles of equal opportunity should be applied in all aspects of employment including: recruiting, hiring, promotion, training, compensation, termination and disciplinary action.”

We are committed to the highest ethical standards, which include assuring equal employment and promotional opportunities free of discrimination on any basis other than merit and performance-related qualifications. Our policies reflect our high standards, and we implement these policies in our business operations through ongoing training.

We believe our employment record supports our commitment to nondiscrimination. In a company with more than 18,500 employees, we are not aware of a single charge of discrimination based on sexual orientation or gender identity filed with any city, state or federal agency, nor has the Company received notice from any customer or supplier that its employment policies or practices jeopardize its relationship with them. In addition, for over twenty years Leggett has provided employees with access to a national hotline for anonymous reporting of discrimination or harassment in the workplace.

We believe our written policies should specifically list only those types of discrimination prohibited by federal law. This approach furthers the Company’s legal compliance efforts by highlighting categories of illegal discrimination and, thus, helps to reduce our compliance costs. We also believe the addition of sexual orientation and gender identity to the list would result in increased costs by encouraging frivolous lawsuits.

We believe singling out employees by sexual orientation or gender identity (or any other classification not mandated by federal law) would dilute our policy of prohibiting discrimination in any form and would divert attention from our primary goal of a completely non-discriminatory workplace.

We believe that adding sexual orientation to the list of prohibited forms of discrimination may lead to a more expansive agenda, including the addition of domestic partner benefits at a significant cost to the Company.

Leggett’s shareholders defeated similar proposals at the Company’s last four annual meetings. We believe this consistent rejection by shareholders sends a clear message to our Board that Leggett should oppose this unnecessary and costly addition to our nondiscrimination policy.

The Board of Directors recommends that you vote AGAINST this shareholder proposal.

Discretionary Vote on Other Matters

We are not aware of any business to be acted upon at the annual meeting other than the four items described in this proxy statement. Your signed proxy, however, will entitle the persons named as proxy holders to vote in their discretion if another matter is properly presented at the meeting. If one of the director nominees is not available as a candidate for director, the proxy holders will vote your proxy for such other candidate as the Board may nominate.

EXECUTIVE COMPENSATION AND RELATED MATTERS

Compensation Discussion & Analysis

This section discusses our executive compensation program and the rationale for decisions in 2009 affecting the compensation of our named executive officers (or “NEOs”) listed below. For additional detail regarding the amount and form of compensation paid to these executive officers, see the Summary Compensation Table on page 44.

David S. Haffner	Chief Executive Officer and President (CEO)
Matthew C. Flanigan	Chief Financial Officer (CFO)
Karl G. Glassman	Chief Operating Officer and Executive Vice President (COO)
Joseph D. Downes, Jr.	Senior Vice President
Paul R. Hauser	Senior Vice President

The Compensation Committee of the Board of Directors (the “Committee”), consisting of five independent directors, sets executive officer compensation. The Committee works with management and is accountable to the full Board of Directors to ensure that our executive compensation program enables us to attract and retain a superior management team dedicated to building long-term value for shareholders.

To meet this objective, the Committee targets a total compensation package that:

•	Is significantly weighted toward performance-based equity;

•	Motivates our executive officers to take appropriate business risks, resulting in decisions that are in the best interests of shareholders but do not pose material adverse risks to the organization;

•	Provides greater rewards for superior performance and accountability for poor performance;

•	Provides rewards with clear ties to specific business objectives;

•	Is sufficiently competitive with market norms to encourage retention of executive talent; and

•	Balances rewards between short-term and long-term performance to ensure sustained excellence.

Executive Summary—Key 2009 Compensation Actions

In the face of extreme economic pressures, we took decisive action to right-size production, reduce working capital, cut costs, and maintain strong cash flow during 2009. As a result, our Total Shareholder Return (“TSR”) 1 for 2009 ranked in the top 38% of the S&P 500 and our cash flow from operations was the second highest in the Company’s history. We also improved both gross margins and earnings before income taxes (“EBIT”), while maintaining a strong balance sheet. These results reflect not only our responses to the uncertain 2009 economy, but also the continued successful execution of a strategic plan we announced in November 2007. For the two-year period following the launch of the new strategic plan (2008 and 2009), our TSR ranked in the top 4% of the S&P 500. Our strong performance during difficult times is evidence of our management team’s leadership and strong commitment to the strategic plan.

The Compensation Committee’s 2009 decisions reflect a departure from normal practice due to the unprecedented volatility of the global economy. The most significant decisions are summarized below; see the referenced sections for additional detail and analysis. In 2009, the Committee:

•

Froze salaries at 2008 levels. Most of our compensation decisions are made during the first calendar quarter. Early 2009 was a period of global financial turmoil. With the duration and severity of the economic crisis still largely unknown at that time, the Committee suspended its normal annual executive compensation review and froze all executive salaries, consistent with a company-wide salary freeze. (See page 35.)

[1]	TSR = (Change in Stock Price + Dividends)/Beginning Stock Price

•

Maintained equity grant practices. Our policy is to grant annual equity awards on the first business day of the year. Award sizes are calculated based on market value as a multiple of base salary. Consistent with the salary freeze, the Committee granted the 2009 stock option and performance awards at the same salary multiples as 2008 awards. Further, the Committee maintained the same multiples for the January 2010 equity awards. (See page 36.)

•

Increased accountability for key business objectives. To better align executive officers’ compensation with the Company’s strategic and long-term plans, the Committee tied 20% of the 2009 annual incentive award opportunity for all executive officers to the achievement of individual performance goals. (See page 37.)

•

Entered into new employment agreements with our top three executives. The Company’s existing employment agreements with Mr. Haffner, our CEO, and Mr. Glassman, our COO, expired in May 2009. The Committee was aware that both executives were being pursued by other companies, potentially at significantly higher compensation levels. The Committee considered the potential loss of either of these key leaders a serious risk to the Company and, accordingly, negotiated new four-year employment agreements with them. The Committee also negotiated a new employment agreement with Mr. Flanigan, our CFO, to further ensure the continued effectiveness of the senior management team during the second stage of the strategic plan. (See page 41.)

As a result of these decisions, the Committee approved the following 2009 total direct compensation for the NEOs. “Total direct compensation” for this purpose includes base salary, annual incentive award, and equity awards. Annual incentive amounts report the award actually earned, based on 2009 performance. Amounts reported for equity compensation are valued at the grant date fair value of the award, the same valuation method used in the Summary Compensation Table and Grants of Plan-Based Awards Tables on pages 44 and 47, respectively. The total compensation for the CEO, CFO and COO appears unusually high relative to the other NEOs because the full grant date fair value of the restricted stock unit (“RSU”) awards granted in connection with their employment agreements, which are multi-year awards providing compensation over a three-year period, are included in this disclosure.

	Cash		Equity
Name	Base Salary	Annual Incentive	Options	PSUs	RSUs	Total
David S. Haffner	$900,000	$1,019,995	$383,937	$2,487,716	$1,906,730	$6,698,378
Mathew C. Flanigan	395,000	339,702	140,409	596,516	1,021,463	2,493,090
Karl G. Glassman	675,000	685,125	287,953	1,059,466	1,498,145	4,205,689
Joseph D. Downes, Jr.	291,800	155,821	103,732	453,100		1,004,453
Paul R. Hauser	320,600	192,119	113,988	380,998		1,007,705

This table is not a substitute for the Summary Compensation Table required by the SEC and contained on page 44, but we believe it provides a more accurate picture of the Committee’s actions.

How Compensation Is Structured

Our executive compensation is structured as a mix of fixed and variable compensation paid in cash and equity. The variable elements are “at risk,” meaning that the ultimate payment and value of the compensation depends on additional performance or service conditions over different periods of time and could result in a zero payout if those conditions are not met. The primary components of our executive compensation program, and characteristics of each, are listed below.

Compensation Type	Fixed/Variable	Cash/Equity	Designed to Reward	Time Period
Base Salary	Fixed	Cash	Individual Performance	1 year
Annual Incentive	Variable	Cash	Return on Capital Employed, Cash Flow, Earnings, Individual Performance	1 year
Stock Options	Variable	Equity	Stock Price Increase	3-10 years
Performance Stock Units	Variable	Equity	Relative TSR	3 years
Restricted Stock Units (1)	Variable	Equity	Retention	1-3 years

(1)	Applies only to CEO, CFO, COO

For 2009, the total compensation package for the top three executives (CEO, CFO and COO) and for the remaining NEOs breaks down as follows:

The variable components comprise a significant percentage of the total compensation package to ensure personal commitment to the Company’s business priorities. The Committee uses its discretion to determine the appropriate percentage of variable compensation, and the percentage may vary somewhat from year to year.

The charts below show the cash-to-equity and fixed-to-variable ratios of average NEO compensation in 2009.

(1)	For the fixed-to-variable ratio, 25% of the RSUs granted to our CEO, CFO and COO are treated as fixed compensation because it vested immediately upon grant. The remaining 75% is treated as variable compensation because vesting is contingent on future service.

By tying our executive officers to Company stock and weighting the variable compensation elements more heavily, the Committee seeks to keep our executives focused on actions that create long-term shareholder value. The Committee also believes this structure reduces the incentive to take excessive risk because it:

•	Rewards achievement of a variety of performance measures, thereby minimizing an unbalanced focus on any single measure of performance;

•	Is weighted toward long-term performance, discouraging short-term actions that might not lead to long-term value creation; and

•	Combines absolute and relative performance measures.

The annual incentive award plan has additional risk safeguards, including a cap on incentive award payouts and a requirement that executives repay awards improperly paid if the Company is required to restate previously reported financial results.

In addition to the primary compensation components, our executives may participate in a tax-qualified discount stock purchase plan and a Section 401(k) retirement plan offered to employees generally. We also offer executives two non-qualified equity-based programs, the Executive Stock Unit Program (the “ESU Program”) and the Deferred Compensation Program. The ESU and Deferred Compensation Programs are intended to encourage executives to convert their cash compensation into equity. The ESU Program is our primary executive retirement plan, and is payable entirely in shares of Company stock. These programs are described in more detail on page 52. Compensation earned through participation in these programs is primarily reported in the All Other Compensation column of the Summary Compensation Table on page 44.

How Compensation Decisions Are Made

The Committee uses its subjective discretion to decide the type and appropriate mix of compensation elements, to set performance target levels and payout schedules for incentive compensation, and to determine the level of salary and incentive awards for each executive officer. The Committee has the authority to engage its own external compensation consultant as needed, but it did not do so in 2009. The Committee reports its actions to the Board at each Board meeting. The full Board must review and approve certain actions, including employment and severance benefit agreements and amendments to stock plans.

John Moore, our Chief Legal & Human Resources Officer, provides any compensation data, research, and analysis the Committee may request. In addition to Mr. Moore, the Committee invites Mr. Haffner, our CEO, to attend Committee meetings. These officers participate in discussions about executive compensation matters, but they have no vote on Committee actions. The Committee frequently meets in executive session.

Mr. Haffner recommends to the Committee compensation levels for the other executive officers, including salary increases, equity award values, and incentive target levels, based on his assessment of each executive’s performance and level of responsibility. The Committee generally accepts Mr. Haffner’s recommendations, but can make any adjustments it deems appropriate. The Committee meets in executive session without management present to discuss performance and set compensation levels for Mr. Haffner.

Normally, the Committee conducts a comprehensive review of executive officer compensation in March every year. Due to the economic uncertainty in 2009, the Committee suspended its normal review, keeping base salaries and incentive targets at the 2008 levels. The Committee did review a wealth accumulation analysis for all executive officers and confirmed their compliance with stock ownership guidelines.

Compensation Differences among Executives and the Role of Individual Performance

The Committee does not set the compensation level for any executive officer as an absolute percentage of any other executive position, but it does consider internal pay relationships. Compensation decisions involve a high degree of discretion and are influenced by:

•	The level of responsibility for each position relative to other executive positions within the Company

•	How the compensation package for that position compares to the competitive market for similar positions

•	The executive’s individual contributions

•	The executive’s tenure and experience in the position

•	The need to retain the executive

Any decisions to adjust compensation in recognition of individual excellence or weakness are subjective and are most likely to be reflected in the executive officer’s base salary. In addition, 20% of our executive officers’ bonus opportunity is determined by achievement of individual performance goals tied to specific business objectives within their scope of authority.

Base salaries, as well as annual incentive targets and stock option multiples, are higher for our CEO and COO in recognition of their greater level of authority and responsibility. The table below compares Mr. Haffner’s annual compensation package to that of the other NEOs. The differential is greater this year between the top three officers and the Senior Vice Presidents due to the one-time, multi-year equity awards granted to our CEO, CFO and COO in connection with their employment agreements. The Committee believes the internal relationships appropriately reflect differences in responsibility, contribution and market conditions between the executives.

Name	Position	CEO Multiple- Fixed Comp	CEO Multiple- Variable Comp
Matthew C. Flanigan	Chief Financial Officer	2.1	2.9
Karl G. Glassman	Chief Operating Officer	1.3	1.7
Joseph D. Downes, Jr.	Senior Vice President	4.9	7.4
Paul R. Hauser	Senior Vice President	4.5	7.7

Compensation Elements

Base Salary. Base salary is the Company’s basic agreement with its executive officers for compensation in exchange for services and is intended to be reasonably competitive with the companies with which we may compete for executive talent. As previously discussed, the Committee did not conduct any compensation market research in connection with its decision to freeze base salaries in 2009.

Messrs. Haffner, Flanigan and Glassman have the option to terminate their respective employment agreements without further obligation to the Company if they do not receive a salary increase for any year, unless the failure to receive an increase was due to a company-wide salary freeze applicable for the year.

Annual Incentive Awards. We make annual incentive awards to our executive officers under our 2009 Key Officers Incentive Plan (the “Plan”) based on the Company’s operating results for the year. The Plan contains two award formulas, one for Corporate participants and one for Profit Center participants. Messrs. Haffner, Flanigan and Glassman are Corporate participants, while Messrs. Downes and Hauser are Profit Center participants. The different formulas tie participants’ award payouts to the portion of the Company’s performance they most directly affect. Corporate awards are based on the Company’s overall performance, and Profit Center awards are based on the achievement of targets set for the operating locations under the respective executive’s control. Both award formulas include individual performance goals.

A participant’s award is calculated as a percentage of his base salary (the “Target Percentage”), multiplied by the appropriate payout percentage for each performance metric. Generally, Target Percentages are based on the executive officer’s position in the Company: the higher the position, the higher the Target Percentage. The NEOs’ Target Percentages for 2009, which were unchanged from 2008, were as follows:

Name	Incentive Award Target Percentages
David S. Haffner	80%
Matthew C. Flanigan	60%
Karl G. Glassman	70%
Joseph D. Downes, Jr.	50%
Paul R. Hauser	50%

Performance Criteria. In addition to individual performance goals, the Committee chose three performance measures for 2009 incentive awards: Return on Capital Employed (“ROCE”), cash flow, and achievement of budgeted earnings, as illustrated below. The Committee chose the ROCE measure because it rewards operating executives for the efficient use of assets under their supervision, such as reducing inventory, increasing production, and managing working capital, and it focuses corporate executives on maximizing returns on key assets. In addition, studies have shown a high correlation between return on capital metrics and TSR, a key feature of the Company’s strategic plan. Cash flow is critical, especially in the current economy, to fund the Company’s dividend, capital expenditures and ongoing operations. Finally, the budgeted earnings measure holds Profit Center participants accountable for the financial and operational outcomes most closely within their control.

Participant Type	Performance Measures	Relative Weight
Corporate Participants	Return on Capital Employed	60%
(Haffner, Flanigan, Glassman)	Cash Flow	20%
	Individual Performance Goals	20%
Profit Center Participants	Return on Capital Employed	40%
(Downes, Hauser)	Budgeted Earnings	40%
	Individual Performance Goals	20%

For the first time, we included individual performance goals, both qualitative and quantitative, in the annual incentive awards. Executive officers worked with their managers to determine the appropriate goals for their respective operations. Mr. Haffner then presented the draft goals to the Committee for review and approval. The Committee believes the extensive process of developing the goals was extremely valuable in focusing the executives on their specific contributions to the Company’s strategic goals. The subjective nature of the individual goals causes them not to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. The Committee favored the strategic and long-term impact of this plan design, given the relatively small cost to the Company of any lost tax deduction. Mr. Haffner and Mr. Glassman were the only executive officers whose total compensation resulted in non-deductible incentive compensation in 2009.

The respective individual performance goals for each NEO encompass the following areas of responsibility:

•	David S. Haffner—strategic planning, talent management/succession planning, and new product development

•	Matthew C. Flanigan—continuous improvement in corporate departments, implementation of certain S&P 500 best practices, and talent management

•	Karl G. Glassman—working capital reductions, sales and operations planning, and remediation of internal audit findings

•	Joseph D. Downes, Jr.—scrap-to-rod value stream capture, development of environmental technologies, and sales and operations planning

•	Paul R. Hauser—working capital and days inventory-on-hand reductions, strategic planning, and sales and operations planning

Performance Targets. Incentive awards become payable in accordance with the following schedules, depending on the percentage of achievement of each measure. In setting the payout schedule, the Committee evaluated several payout scenarios and chose one that it believed struck an appropriate balance between accountability to shareholders and incentive for participants. Payouts are capped at 150% for both Corporate and Profit Center participants.

2009 Corporate Payout Schedule
ROCE		Cash Flow (millions)		Individual Goals (1-10 scale)
Achievement	Payout	Achievement	Payout	Achievement	Payout
<14.1%	0%	<$310	0%	<4	0%
14.10%	50%	$310	50%	4	50%
15.60%	75%	$326.25	75%	6	75%
17.00%	100%	$342.50	100%	8	100%
18.40%	125%	$358.25	125%	9	125%
19.80%	150%	$375	150%	10	150%

2009 Profit Center Payout Schedule
Earnings & ROCE (Relative to Target)		Individual Goals (1-10 scale)
Achievement	Payout	Achievement	Payout
<80%	0%	<4	0%
80%	60%	4	50%
90%	80%	6	75%
100%	100%	8	100%
110%	120%	9	125%
120%	140%	10	150%
125%	150%

For Mr. Downes, the aggregate earnings target for his operations was $88.7 million and the ROCE target was 33.1%. Mr. Hauser’s adjusted aggregate earnings target was $202.6 million and the adjusted aggregate ROCE target was 28.5%. The adjustments are described below.

Generally, target-setting for the Profit Center participants occurs each December in connection with the budget process. Targets for Corporate participants are determined in February and approved in March. Because of this timing difference, the continued economic deterioration of the global economy that occurred in late 2008 and early 2009 resulted in the target levels approved for Corporate participants more accurately reflecting the economic conditions.

At year end, these target differences resulted in an unwarranted and inequitable disparity between the two types of participants. For 2009, the Company achieved 19.9% ROCE and cash flow of $498.6 million, resulting in a 150% payout level on those targets for Corporate participants. Achievement against the Profit Center targets was significantly less. To mitigate this disparity and recognize the significant contributions of Profit Center participants, the Committee approved a 20% reduction in Profit Center target levels. This adjustment applied to all Profit Center participants, except that a small number of participants in certain business units received a smaller reduction or no reduction, based on circumstances specific to those operations. Mr. Hauser was the only NEO affected by this decision, as the adjustment did not apply to Mr. Downes’ operations. As a result, Mr. Hauser’s incentive bonus increased by approximately $55,000.

Performance Payouts. The payout calculations for 2009 performance are listed below.

Name	Metric	Base Salary		Target %		Weight		Payout %		Payout
David S. Haffner	ROCE	$900,000	x	80%	x	60%	x	150%	=	$648,000
	Cash Flow	900,000	x	80%	x	20%	x	150%	=	216,000
	Individual Goals	900,000	x	80%	x	20%	x	108%	=	155,995

	Total Incentive Award									$1,019,995

Matthew C. Flanigan	ROCE	$395,000	x	60%	x	60%	x	150%	=	$213,300
	Cash Flow	395,000	x	60%	x	20%	x	150%	=	71,100
	Individual Goals	395,000	x	60%	x	20%	x	117%	=	55,302

	Total Incentive Award									$339,702

Karl G. Glassman	ROCE	$675,000	x	70%	x	60%	x	150%	=	$425,250
	Cash Flow	675,000	x	70%	x	20%	x	150%	=	141,750
	Individual Goals	675,000	x	70%	x	20%	x	125%	=	118,125

	Total Incentive Award									$685,125

Joseph D. Downes, Jr.	ROCE	$291,800	x	50%	x	40%	x	125%	=	$72,950
	Earnings	291,800	x	50%	x	40%	x	92%	=	53,691
	Individual Goals	291,800	x	50%	x	20%	x	100%	=	29,180

	Total Incentive Award									$155,821

Paul R. Hauser	ROCE	$320,600	x	50%	x	40%	x	130%	=	$83,356
	Earnings	320,600	x	50%	x	40%	x	114%	=	72,775
	Individual Goals	320,600	x	50%	x	20%	x	112%	=	35,987

	Total Incentive Award									$192,119

Equity Awards. We grant our annual equity awards on the first business day of the year. Any off-cycle grants (for new hires, promotions, etc.) are made at the end of each month. The Company does not grant equity awards when in possession of material inside information.

We grant stock options to a broad group of employee partners annually. We believe that options align shareholder and executive wealth, since an option’s value is contingent on and directly proportional to increases in the Company’s stock price. Our options have a 10-year term and vest in three annual installments beginning 18 months after the grant date. Even though they are fully vested after 3 1/2 years, options tend to have a longer-term performance horizon, which complements the shorter horizons of our other variable compensation components (incentive bonus—annual; PSUs—three years).

Beginning in 2008, the Committee began granting PSUs to a small group of senior management, including the NEOs. The PSU awards are directly linked to our strategic plan, rewarding achievement of TSR relative to a group of peer companies (as identified below). These PSU awards constitute a much higher percentage of the equity component of the compensation package than options (see charts on page 33) because the Committee places greater importance on the TSR performance measure.

The option and PSU awards tie our executive officers’ pay to the Company’s performance and shareholder returns. This is consistent with our philosophy that executive compensation should provide greater rewards for superior performance, as well as accountability for underperformance.

The Committee discusses potential equity awards at length at its November meeting, and then approves the final option and PSU grants during a telephone meeting on the first business day of the year. The equity awards reported in the Summary Compensation Table and Grants of Plan Based Awards Table on pages 44 and 47, respectively, were granted on January 2, 2009. The exercise price of the options is equal to the closing market price of the Company’s common stock on the option grant date.

The Committee monitors the value of past equity awards to gain an overall assessment of how current compensation decisions fit with past practices and to determine the executives’ accumulated variable compensation. As of the 2009 grant date, substantially all of the NEOs’ annual stock option grants were “underwater,” meaning they had no value at the then-current market price of our common stock. The fact that the value of past equity awards was well below expected levels did not influence the Committee’s 2009 executive compensation decisions generally, but it did influence the decision to award RSUs in connection with the new employment agreements for Messrs. Haffner, Flanigan, and Glassman, discussed on page 41.

The number of option shares and PSUs granted to each executive is determined based on the grant date fair value as a multiple of base salary, as set forth below.

Name	Position	2009 Option Multiple	2009 PSU Multiple
David S. Haffner	Chief Executive Officer	3.0	2.75
Matthew C. Flanigan	Chief Financial Officer	2.5	1.5
Karl G. Glassman	Chief Operating Officer	3.0	1.6
Joseph D. Downes, Jr.	Senior Vice President	2.5	1.5
Paul R. Hauser	Senior Vice President	2.5	1.2

The option multiple for each executive position has remained constant for several years and reflects the different levels of management responsibility. When the PSU awards were introduced in 2008, the multiples were determined based on broad market data analyzed in connection with the Committee’s 2007 annual compensation review and were set at levels that placed our total long-term incentive (“LTI”) compensation below the market median. The Committee usually monitors our LTI compensation relative to current market data but did not conduct a review in 2009 because it froze compensation at 2008 levels.

We do not require a post-exercise holding period for option or PSU shares (unless stock ownership guidelines have not been met) because the Committee believes our ESU Program, in which all our NEOs have significant holdings, effectively accomplishes the same purpose. The ESU Program, our primary executive retirement plan, is denominated entirely in Company stock units. Participants do not receive the stock they accumulate in the ESU Program until they terminate employment, so executives build an increasing stake in Company stock during their years of service.

PSU awards are paid out in shares of Company stock at the end of a three-year performance period, based on the Company’s TSR relative to the TSR of a group of peer companies. This peer group consists of all the companies in the industrial, materials and consumer discretionary sectors of the S&P 500 and S&P Midcap 400 (323 companies as of December 31, 2009). We selected this peer group because nearly all of our business units fall into these industry sectors.

As shown below, a percentage of each executive officer’s PSU base award becomes payable at the end of the three-year performance period, based on how our TSR ranks relative to the TSR of the peer group TSR. Performance for the 2008 and 2009 awards is currently at the 95th percentile and the 52nd percentile, respectively.

PSU Payout Schedule

(based on Peer Group TSR)

Performance Level	Percentile Rank	Payout %
Maximum	>75th	175%
Target	50th	75%
Threshold	25th	25%
	<25th	0%

Other Compensation Programs. As previously described, the NEOs may participate in the ESU Program and Deferred Compensation Program, described in more detail on page 52. Our executive officers have voluntarily deferred substantial portions of their cash compensation into Company equity through both of these programs for many years, effectively ensuring that they have a long-term stake in the Company.

The Company’s defined benefit Retirement Plan was frozen on December 31, 2006. Employees who had previously participated in the Retirement Plan were offered a replacement benefit: a tax-qualified defined contribution Section 401(k) Plan, called the “Retirement K.” The Retirement K includes an age-weighted Company matching contribution designed to replicate the future benefit pre-empted by the Retirement Plan freeze.

NEOs cannot fully participate in the Retirement K due to limitations imposed by the Internal Revenue Code or the Employee Retirement Income Security Act, or resulting from their participation in the Deferred Compensation Program. Consequently, we maintain a non-qualified “Retirement K Excess Plan” which permits affected executives to receive the full matching benefit they would otherwise have been entitled to under the Retirement K. The Company’s pension and retirement programs are described on page 51.

Perquisites and Personal Benefits. The Company believes perquisites should not be a significant part of our executive compensation program. In 2009, the aggregate value of perquisites averaged less than 1% of each NEO’s total compensation, the bulk of which is attributable to the use of a Company car. Accordingly, we believe these benefits are appropriate when viewed in the overall context of our total executive compensation program.

Employment and Change in Control Agreements

On the Committee’s recommendation, the Board entered into new employment agreements with Messrs. Haffner, Glassman and Flanigan in May 2009. The Company had existing employment agreements with Mr. Haffner and Mr. Glassman that expired in May 2009, but did not have an existing agreement with Mr. Flanigan. These employment agreements expire on the date of our annual shareholder meeting in 2013. The material terms and conditions of these employment agreements are described on page 54.

The Committee determined that these agreements were in the best interests of the Company and our shareholders for the following reasons:

•	The Committee was aware that Mr. Haffner and Mr. Glassman were being pursued by other companies, at much higher compensation levels.

•	Effective chief financial officers are in high demand and are heavily recruited. The Committee deemed the retention of Mr. Flanigan to be important.

•

These three executive officers have long tenures with the Company and extensive knowledge of our complex industries. They work extremely well together and the potential loss of any one of them would pose a significant risk to the Company.

•

These key leaders were instrumental in developing and executing the 2007 strategic plan. The Committee chose a four-year term for the agreements to ensure their continued commitment to the Company’s strategic objectives.

Given the significantly more lucrative compensation package offered by one of the suitors and the diminished retention value of the executives’ outstanding equity awards, the Committee discussed including a cash signing bonus in the agreements but decided in favor of an equity award instead of cash. To meet the objectives of both an immediate financial incentive and a retention hook, the Committee chose to grant RSU awards that would vest 25% on the date of the agreement and 25% on each of the next three anniversaries of the agreement. Accordingly, the agreements include RSU grants as follows: Haffner—140,000 shares; Glassman—110,000 shares; Flanigan—75,000 shares. The Committee set the award sizes at amounts it believed would retain these executive officers while maintaining a degree of internal equity among the three individuals. If an executive terminates his employment prior to vesting, he forfeits any unvested shares unless the termination is for “good reason” or the Company terminates him without cause. In a change-in-control scenario, the RSUs will vest only if the executive terminates employment for “good reason” within one year of the change in control (a “double trigger”). The RSUs do not earn dividends prior to vesting.

The Company also has severance benefit agreements with Mr. Haffner and Mr. Glassman, but does not offer severance benefits to any other NEOs. These agreements have been in place for several years and have no stated expiration date. They are designed to protect both the executive officers’ and the Company’s interests in the event of a change in control of the Company. The material terms and conditions of these agreements and the Company’s potential financial obligations arising from these agreements are described on page 56. The Committee amended these agreements in 2009, but only to the extent necessary to ensure compliance with Section 409A of the Internal Revenue Code and to conform to the employment agreements.

Severance payments provided under the agreements are equal to three times base salary and target bonus for Mr. Haffner and 2.5 times base salary and target bonus for Mr. Glassman. If benefits payable under the agreements exceed 10% of the limit imposed by Section 280G of the Internal Revenue Code, the Company will make a gross-up payment of the amount equal to the excise taxes payable by the executive officer pursuant to Sections 208G and 4999 of the Internal Revenue Code, plus all income, employment and excise taxes incurred on the gross-up payment. If benefits payable under the agreement are less than 10% above the Section 280G limit, the benefits will be capped at $1 below the Section 280G limit.

Benefits only become payable under the agreements if the Company terminates the executive’s employment or if the executive terminates his employment for good reason following a change in control of the Company. This double trigger is intended to provide continuity for the business by encouraging the continued employment of the executive following the change in control. Our PSU awards also require a double trigger for accelerated vesting.

The Committee believes the severance agreements are appropriate for the following reasons:

•	The use of such agreements is considered a common takeover preparedness step.

•

The agreements benefit shareholders by keeping key management engaged both before and during an impending transaction, and often during the subsequent transition period. Shareholders receive higher premiums for desired management behaviors, and sales can be realized more quickly.

•	Severance agreements can help unlock value for shareholders, as they reduce executive bias against takeovers where there is a potential conflict of interest concerning job security.

•

Key strategic and operational decisions before a sale should be in the long-term best interests of the Company, so agreements should discourage actions that sacrifice post-transaction performance for a short-term stock price increase.

The benefits provided under these agreements do not impact the Committee’s decisions regarding other elements of the executive officers’ compensation. Because these agreements provide contingent compensation, not regular compensation, they are evaluated separately in view of their intended purpose.

The terms and conditions of the Company’s stock options also provide for immediate vesting in the event of a change in control of the Company. This “single trigger” provision is the same for all optionees. The acceleration of equity vesting in a change in control is a common practice, designed to ensure that ongoing employees receive the benefit of the transaction by having the opportunity to realize value from their equity awards at the time of the transaction. This provision recognizes that a change in control often causes significant disruption or change in employment relationships and thus treats all employees the same regardless of their employment status after the transaction.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows an income tax deduction to public companies for compensation over $1 million paid to certain executive officers. Our policy is to take reasonable and practical steps to minimize compensation that exceeds the $1 million cap, but in some circumstances the best form of compensation for the intended purpose may be one that is not tax-deductible under Section 162(m). For example, the Committee granted service-based RSUs to our executive team in connection with their employment agreements because it considered RSUs the best equity vehicle for retention purposes, even though the compensation income resulting from these RSU awards will not be tax-deductible for 162(m) purposes.

In 2009, the Company paid amounts that were not deductible for federal income tax purposes and exceeded the $1 million threshold. The non-deductible compensation resulted from payouts of previously deferred compensation, the vesting of service-based RSUs, and the subjective portion of the annual incentive awards.

Executive Stock Ownership

We believe executive officers should have a meaningful ownership stake in the Company to align their interests with those of shareholders. We expect executive officers to attain certain levels of stock ownership within five years of appointment and, subsequently, to maintain those levels. The stock ownership guidelines are as follows:

Chief Executive Officer	5x base salary
Chief Financial Officer, Chief Operating Officer	3x base salary
All other Executive Officers	2x base salary

Shares of the Company’s stock owned outright, stock units, and the net shares acquirable upon the exercise of deferred compensation stock options count towards satisfying the ownership totals. A decline in the stock price can cause an executive officer who previously met the threshold to fall below it temporarily. An executive officer who has not met the ownership requirement, or falls below it due to a decline in the stock price, must hold any net shares acquired upon the exercise of stock options or vesting of PSUs or RSUs until he meets the ownership threshold. As of December 31, 2009, all of our NEOs were in compliance with their stock ownership requirements.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion & Analysis with management and, based on that review and discussion, the Committee has recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this proxy statement.

R. Ted Enloe, III (Chair)

Richard T. Fisher

Joseph W. McClanathan

Judy C. Odom

Phoebe A. Wood

Summary Compensation Table

The following table reports the total 2009 compensation of our Chief Executive Officer, David Haffner, Chief Financial Officer, Matthew Flanigan, and our three other most highly compensated executive officers as of December 31, 2009, Karl Glassman, Joseph Downes and Paul Hauser. Collectively, we refer to these five executives as the “Named Executive Officers” or “NEOs.”

Compensation reported in the table below includes amounts earned in various retirement and deferred compensation programs. The pension and retirement programs are described on page 51 and the deferred compensation programs are described on page 52. Familiarity with the operation of these programs will aid your understanding of the amounts reported in the Summary Compensation Table.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (1)(6)	Total ($)
David S. Haffner,	2009	$934,616	$4,609,563	$383,937	$1,019,995	$29,833	$299,972	$7,277,916
President & Chief	2008	875,769	2,423,972	406,385	390,600	12,574	220,604	4,329,904
Executive Officer	2007	800,577	—	573,272	317,520	19,912	192,047	1,903,328
Matthew C. Flanigan,	2009	410,192	1,708,941	140,409	339,702	10,021	111,957	2,721,222
Senior Vice President—Chief	2008	376,558	585,613	136,502	121,660	11,813	74,522	1,306,668
Financial Officer	2007	319,365	99,189	184,978	73,136	6,125	61,128	743,921
Karl G. Glassman,	2009	700,962	2,632,611	287,953	685,125	28,954	209,727	4,545,332
Executive Vice President &	2008	667,731	951,816	325,122	255,150	10,544	158,049	2,368,413
Chief Operating Officer	2007	640,462	—	458,589	217,728	16,662	157,968	1,491,409
Joseph D. Downes, Jr.,	2009	303,023	465,600	103,732	155,821	5,560	65,697	1,099,433
Senior Vice President,	2008	285,931	403,853	112,889	210,869	5,021	59,283	1,077,846
President—Industrial Materials Segment	2007	264,615	—	154,124	72,765	2,638	43,968	538,110
Paul R. Hauser,	2009	332,931	380,998	113,988	192,119	24,431	90,431	1,134,898
Senior Vice President,	2008	318,096	371,115	130,191	124,393	7,385	79,186	1,030,366
President—Residential Furnishings Segment	2007	308,258	—	184,978	97,250	24,171	75,904	690,561

(1)	Base salaries did not increase in 2009, but amounts reported are higher than 2008 because there were 27 pay periods in 2009 instead of the usual 26. Amounts reported in these columns include cash compensation (base salary, non-equity incentive plan compensation, and certain other cash items) that was deferred into a cash deferral arrangement, stock options or stock units under the Company’s Deferred Compensation Program, as follows:

Name	Year	Type of Deferral
		Total Cash Compensation Deferred	Cash Arrangement ($)	Stock Options (#)	Stock Units (#)
David S. Haffner	2009	$860,466			62,432
	2008	636,289			57,184
	2007	1,116,313	$1,116,313
Matthew C. Flanigan	2009	363,847			24,503
	2008	497,034			40,975
	2007	390,913			25,176
Karl G. Glassman	2009	300,000			23,623
	2008	324,082		92,913
	2007	411,337	411,337
Joseph D. Downes, Jr.	2009	50,000			3,937
	2008	45,931			3,343
	2007	50,000	50,000
Paul R. Hauser	2009	100,000	100,000
	2008	100,000			7,506
	2007	100,000	100,000

See the Grants of Plan-Based Awards Table on page 47 for further information on the equity awards received in lieu of cash compensation in 2009. Amounts deferred into a cash arrangement are included in the Non-Qualified Deferred Compensation Table on page 53.

(2)	Amounts reported in this column reflect the sum of the following three items: (a) the 20% discount on stock units acquired in lieu of cash compensation under the Company’s Deferred Compensation Program, (b) the grant date fair value of Performance Stock Unit awards, and (c) the grant date fair value of Restricted Stock Unit awards. For a description of the assumptions used in calculating the fair value of (b) and (c), see Footnote L of the Company’s annual report on 10-K filed on February 25, 2010. The amounts reported for 2007 are entirely attributable to (a), the 20% discount on stock units acquired in lieu of cash compensation under the Company’s Deferred Compensation Program. For 2008 and 2009, the breakdown for each NEO is as follows:

Name	Year	Discount on Deferred Stock Units (a)	PSU Awards (b)	Restricted Stock Unit Awards (c)
David S. Haffner	2009	$215,716	$2,487,716	$1,906,730
	2008	159,072	2,264,900	—
Matthew C. Flanigan	2009	90,062	596,516	1,021,463
	2008	124,259	461,354	—
Karl G. Glassman	2009	75,000	1,059,466	1,498,145
	2008	—	951,816	—
Joseph D. Downes, Jr.	2009	12,500	453,100	—
	2008	11,483	392,370	—
Paul R. Hauser	2009	—	380,998	—
	2008	25,000	346,115	—

(3)	Amounts reported for PSU awards in this column reflect the grant date fair value of the performance awards. The potential maximum grant date fair value of the PSU awards reported in this column are as follows:

Name	2008 Award	2009 Award
David S. Haffner	$3,963,575	$4,353,503
Matthew C. Flanigan	807,369	1,043,903
Karl G. Glassman	1,665,678	1,854,066
Joseph D. Downes, Jr.	686,648	792,925
Paul R. Hauser	605,701	666,747

(4)	Amounts reported in this column represent the grant date fair value of the stock options calculated using the Black-Scholes option valuation model. For a description of the assumptions used in calculating the grant date fair value of these options, see Footnote L of the Company’s annual report on Form 10-K filed on February 25, 2010.

(5)	Amounts reported in this column are set forth below.

	Haffner	Flanigan	Glassman	Downes	Hauser
Change in Pension Value (a)	$15,376	$5,635	$14,698	—	$18,654
ESU Program (b)	10,899	4,063	11,887	4,983	5,761
Deferred Comp Program—stock unit deferrals (c)	3,547	323	2,365	394	—
Deferred Comp Program—cash deferrals (d)	11	—	4	183	16

Totals	$29,833	$10,021	$28,954	$5,560	$24,431

(a)	Change in the present value of the NEO’s accumulated benefits under the Company’s defined benefit Retirement Plan, as described on page 51.

(b)	15% discount on dividend equivalents acquired under the ESU Program, as described on page 52.

(c)	20% discount on dividend equivalents acquired under the Deferred Compensation Program, as described on page 52.

(d)	Above-market portion of the interest earned on cash deferrals under the Company’s Deferred Compensation Program.

(6)	Amounts reported in this column are set forth below:

	Haffner	Flanigan	Glassman	Downes	Hauser
ESU Program matching contributions (a)	$222,133	$84,130	$157,308	$61,236	$62,818
Retirement K matching contributions (b)	9,900	9,900	9,900	—	13,200
Retirement K Excess payments (b)	60,466	17,096	39,399	—	12,002
Life and/or disability insurance benefits	7,473	831	2,520	4,461	2,411
Perquisites (c)	—	—	—	—	—

Totals	$299,972	$111,957	$209,727	$65,697	$90,431

(a)	This amount represents the Company’s matching contributions under the ESU Program and the 15% discount on those contributions. In 2009, we provided a gross-up for the FICA-HI (Medicare) tax on income related to ESU Program contributions, which amounts are included in this line item. The Committee amended the ESU Program to eliminate this gross-up, effective January 1, 2010.

(b)	The Retirement K and Retirement K Excess Programs are described on page 51.

(c)	None of the NEOs received perquisites or other personal benefits with a value of $10,000 or more in 2009. Perquisites for our executives officers in 2009 included: use of a Company car; executive physicals; and financial, legal, and tax planning services provided by in-house professionals. For disclosure purposes, perquisites are valued at our aggregate incremental cost.

Grants of Plan-Based Awards in 2009

The following table sets forth, for the year ended December 31, 2009, information concerning each grant of an award made to the Named Executive Officers in 2009 under any plan.

Name	Grant Date	Award Type (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#) (5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
			Threshold ($)(2)	Target ($)(2)	Maximum ($)(2)	Threshold (#)(3)	Target (#)(3)	Maximum (#)(3)
David S. Haffner	—	KOI	$373,846	$747,693	$1,121,539
	1/2/09	ASO								172,200	$15.68	$383,937
	1/2/09	PSU				39,463	118,388	276,238				2,487,716
	—	DSU							62,432
	5/7/09	RSU							140,000			1,906,730
Matthew C. Flanigan	—	KOI	123,058	246,115	369,173
	1/2/09	ASO								62,975	15.68	140,409
	1/2/09	PSU				9,463	23,388	66,238				596,516
	—	DSU							24,503
	5/7/09	RSU							75,000			1,021,463
Karl G. Glassman	—	KOI	245,337	490,673	736,010
	1/2/09	ASO								129,150	15.68	287,953
	1/2/09	PSU				16,806	50,419	117,644				1,059,466
	—	DSU							23,623
	5/7/09	RSU							110,000			1,498,145
Joseph D. Downes, Jr.	—	KOI	90,907	151,512	227,267
	1/2/09	ASO								46,525	15.68	103,732
	1/2/09	PSU				7,188	21,563	50,313				453,100
	—	DSU							3,937
Paul R. Hauser	—	KOI	99,879	166,466	249,698
	1/2/09	ASO								51,125	15.68	113,988
	1/2/09	PSU				6,044	18,131	42,306				380,998

(1)	Award Type:

KOI = Key Officer Incentive
ASO = Annual Stock Option
PSU = Performance Stock Unit
DSU = Deferred Stock Unit
RSU = Restricted Stock Unit

(2)	The Named Executive Officers are eligible to receive an annual incentive award under our Key Officers Incentive Plan upon the achievement of certain performance targets. The Key Officers Incentive Plan is described on page 36.

(3)

PSU awards vest at the end of a three-year performance period based on our TSR as measured relative to a peer group. The threshold performance level is the 25th percentile, which pays out at 25%. Target performance is the 50th percentile, which pays out at 75%. Maximum performance is equal to or above the 75th percentile, which pays out at 175%. None of the awards vest for performance below the 25th percentile. The PSUs awards are described on page 39.

(4)	DSU amounts reported in this column represent stock units acquired in lieu of cash compensation under the Company’s Deferred Compensation Program, as described on page 52. Stock units are acquired on a bi-weekly basis or as compensation otherwise is earned, so there is no grant date for these awards. Stock units are acquired at a 20% discount to the market price of our common stock on the acquisition date. We recognize a compensation expense for this discount, which is reported in the Stock Awards column of the Summary Compensation Table.

RSU amounts reported in this column represent special grants to our CEO, CFO and COO in connection with their new employment agreements. The terms of the RSUs are described on page 41.

(5)	Stock options are granted on the first business day of the year, have a 10-year term, and vest in three annual increments beginning 18 months after grant. The exercise price is the closing market price of the Company’s common stock on the grant date.

Outstanding Equity Awards at 2009 Fiscal Year End

The following table reports the outstanding stock options, performance stock units, and restricted stock units held by each NEO as of December 31, 2009. The outstanding awards are separated into two categories: General Awards and Deferred Compensation Options.

The General Awards section includes the annual stock option and PSU awards that comprise the equity component of our compensation package, as well as special one-time RSU awards to Messrs. Haffner, Flanigan and Glassman in connection with their new employment agreements. The value of the PSU awards are estimated at the maximum payout level, based on strong performance relative to our peer group during each of the last two fiscal years.

The Deferred Compensation Options section includes options that were granted in lieu of cash compensation under the Company’s Deferred Compensation Program, as described on page 52.

	Option Awards					Stock Awards
Name	Option Grant Date (1)	Securities Underlying Unexercised Options Exercisable (#)	Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Units of Stock That Have Not Vested (#)(2)	Market Value of Units of Stock That Have Not Vested ($)(3)	PSU Perfor- mance Period (4)	Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
David S. Haffner
General Awards
	1/2/2001	40,000		$17.69	1/3/2011	105,000	$2,142,000	2008-2010	248,500	$5,069,400
	1/16/2002	56,000		22.30	1/15/2012			2009-2011	276,238	5,635,255
	1/22/2003	63,000		21.01	1/21/2013
	1/13/2004	70,000		21.35	1/12/2014
	2/9/2005	70,000		28.02	2/8/2015
	1/3/2006	93,400		22.96	1/4/2016
	5/10/2006	87,177		26.67	5/9/2016
	1/3/2007	65,650	32,825	23.61	1/4/2017
	1/2/2008	47,758	95,517	16.96	1/2/2018
	1/2/2009		172,200	15.68	1/2/2019
Subtotals		592,985	300,542			105,000	$2,142,000		524,738	$10,704,655
Deferred Compensation Options—granted in lieu of compensation
	12/21/2004	224,100		$27.09	12/20/2014
	12/30/2005	266,290		22.96	12/29/2015
Subtotals		490,390
Totals		1,083,375	300,542			105,000	$2,142,000		524,738	$10,704,655

	Option Awards					Stock Awards
Name	Option Grant Date (1)	Securities Underlying Unexercised Options Exercisable (#)	Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Units of Stock That Have Not Vested (#)(2)	Market Value of Units of Stock That Have Not Vested ($)(3)	PSU Perfor- mance Period (4)	Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Matthew C. Flanigan
General Awards
	1/2/2001	8,500		$17.69	1/3/2011	56,250	$1,147,500	2008-2010	50,619	$1,032,628
	1/16/2002	12,000		22.30	1/15/2012			2009-2011	66,238	1,351,255
	3/11/2003	18,000		17.61	3/10/2013
	1/13/2004	30,000		21.35	1/12/2014
	2/9/2005	21,900		28.02	2/8/2015
	1/3/2006	29,900		22.96	1/4/2016
	1/3/2007	21,183	10,592	23.61	1/4/2017
	1/2/2008	16,041	32,084	16.96	1/2/2018
	1/2/2009		62,975	15.68	1/2/2019
Subtotals		157,524	105,651			56,250	$1,147,500		116,857	$2,383,883
Deferred Compensation Options—granted in lieu of compensation
	12/21/2004	31,721		$27.09	12/20/2014
	12/30/2005	86,634		22.96	12/29/2015
Subtotals		118,355
Totals		275,879	105,651			56,250	$1,147,500		116,857	$2,383,883

Karl G. Glassman
General Awards
	1/2/2001	25,000		$17.69	1/3/2011	82,500	$1,683,000	2008-2010	104,431	$2,130,392
	1/16/2002	40,000		22.30	1/15/2012			2009-2011	117,644	2,399,938
	3/11/2003	47,250		17.61	3/10/2013
	1/13/2004	52,500		21.35	1/12/2014
	2/9/2005	52,500		28.02	2/8/2015
	1/3/2006	74,725		22.96	1/4/2016
	1/3/2007	52,516	26,259	23.61	1/4/2017
	1/2/2008	38,208	76,417	16.96	1/2/2018
	1/2/2009		129,150	15.68	1/2/2019
Subtotals		382,699	231,826			82,500	$1,683,000		222,075	$4,530,330
Deferred Compensation Options—granted in lieu of compensation
	12/21/2004	66,663		$27.09	12/20/2014
	12/30/2005	81,664		22.96	12/29/2015
	12/31/2007	92,913		17.44	12/30/2017
Subtotals		241,240
Totals		623,939	231,826			82,500	$1,683,000		222,075	$4,530,330

Joseph D. Downes, Jr.
General Awards
	1/2/2001	9,000		$17.69	1/3/2011			2008-2010	43,050	$878,220
	1/16/2002	12,000		22.30	1/15/2012			2009-2011	50,313	1,026,385
	3/11/2003	15,000		17.61	3/10/2013
	1/13/2004	18,000		21.35	1/12/2014
	2/9/2005	20,200		28.02	2/8/2015
	1/3/2006	25,550		22.96	1/4/2016
	1/3/2007	17,650	8,825	23.61	1/4/2017
	1/2/2008	13,266	26,534	16.96	1/2/2018
	1/2/2009		46,525	15.68	1/2/2019
Subtotals		130,666	81,884						93,363	$1,904,605
Deferred Compensation Options—granted in lieu of compensation
	12/21/2004	6,460		$27.09	12/20/2014
Subtotals		6,460
Totals		137,126	81,884						93,363	$1,904,605

	Option Awards					Stock Awards
Name	Option Grant Date (1)	Securities Underlying Unexercised Options Exercisable (#)	Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Units of Stock That Have Not Vested (#)(2)	Market Value of Units of Stock That Have Not Vested ($)(3)	PSU Perfor- mance Period (4)	Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Paul R. Hauser
General Awards
	1/16/2002	5,000		22.30	1/15/2012			2008-2010	37,975	$774,690
	3/11/2003	11,334		17.61	3/10/2013			2009-2011	42,306	863,042
	1/13/2004	18,000		21.35	1/12/2014
	2/9/2005	20,000		28.02	2/8/2015
	1/3/2006	25,575		22.96	1/4/2016
	1/3/2007	21,183	10,592	23.61	1/4/2017
	1/2/2008	15,300	30,600	16.96	1/2/2018
	1/2/2009		51,125	15.68	1/2/2019
Subtotals		116,392	92,317						80,281	$1,637,732
Deferred Compensation Options—granted in lieu of compensation
	12/21/2004	5,539		$27.09	12/20/2014
Subtotals		5,539
Totals		121,931	92,317						80,281	$1,637,732

(1)	General Awards—options were granted subject to our standard vesting terms, and become exercisable in one-third increments at 18 months, 30 months and 42 months following the grant date.

Deferred Compensation Options—options became exercisable on December 31st of the year following the grant date, except that options granted in 2005 became exercisable on March 15, 2007.

(2)	Awards reported in this column are RSU awards granted in connection with employment agreements. The terms of the RSUs are described on page 41.

(3)	Values shown in this column were calculated at a per share value of $20.40, the closing market price of our common stock on December 31, 2009.

(4)	PSU awards are granted on the first business day of the year and have a three-year performance period. Awards with a 2008-2010 performance period vest on December 31, 2010. Awards with a 2009-2011 performance period vest on December 31, 2011.

(5)	The amounts shown reflect the maximum payout of shares based on achievement of the highest level of performance. Actual payouts will be based on our relative TSR on the vest date, based on our performance for the three-year period. The terms of these awards are described in more detail beginning on page 39.

Option Exercises and Stock Vested in 2009

The following table reports the number of stock options exercised and stock awards vested in 2009 and the value realized by the Named Executive Officers upon exercise or vesting of such awards. All of the options listed below were Deferred Compensation Options, granted in lieu of cash compensation. The stock award amounts represent the 25% immediate vesting of the RSUs granted in connection with the employment agreements as described on page 41.

	Option Awards		Stock Awards
Name	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David S. Haffner	443,783	$7,512,648	35,000	$528,150
Matthew C. Flanigan	—	—	18,750	282,938
Karl G. Glassman	23,307	368,970	27,500	414,975
Joseph D. Downes, Jr.	36,848	590,352	—	—
Paul R. Hauser	—	—	—	—

Pension Benefits in 2009

We had a voluntary, tax-qualified, defined benefit pension plan (the “Retirement Plan”), which was frozen effective December 31, 2006. Benefits accrued under the Retirement Plan were fixed as of that date and the Retirement Plan was closed to new participants. Although participants are not accruing any additional benefit under the Retirement Plan, the present value of the benefit may increase or decrease each year based on the assumptions used to calculate the benefit for financial reporting purposes.

The Retirement Plan required a contribution from participating employees of 2% of base salary. Normal monthly retirement benefits are the sum of 1% of the employee’s average monthly earnings for each year of participation in the Retirement Plan. Earnings for purposes of the Retirement Plan include only salary or wages. Benefits are calculated based on actual years of participation in the Retirement Plan. Retirement Plan benefits become payable when a participant reaches age 65 (normal retirement age). Participants may retire before age 65, but benefits are reduced proportionate with the reduced service.

The following table lists the present value of accumulated benefits payable to the NEOs under the Retirement Plan, determined using interest rate and mortality rate assumptions consistent with those used in our financial reporting.

Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
David S. Haffner	26	$163,866	—
Matthew C. Flanigan	13	49,650	—
Karl G. Glassman	28	137,478	—
Joseph D. Downes, Jr.	—	—	—
Paul R. Hauser	30	204,517	—

To calculate the present value of the accumulated Retirement Plan benefit, we took the annual accrued benefit through December 31, 2009 that would be payable at normal retirement age, assuming no future contributions. We converted that amount to a lump sum using an annuity factor from the RP2000 mortality table, and discounted that amount back to December 31, 2009 using a 5.75% discount rate. The discount rate, measurement date and mortality assumptions are the same as those used for financial reporting purposes.

In 2007, employees who had previously participated in the Retirement Plan were offered a replacement benefit, a defined contribution matching Section 401(k) Plan called the “Retirement K.” The Retirement K includes an age-weighted matching contribution designed to replicate the future benefit pre-empted by the Retirement Plan freeze.

Certain highly compensated employees, including the NEOs, are unable to contribute enough in the Retirement K to receive our full matching contribution, due to limitations imposed by the Internal Revenue Code or the Employee Retirement Income Security Act. These employees participate in the “Retirement K Excess Program,” which allows them to receive the full matching benefit they would otherwise be entitled to under the Retirement K. Amounts earned in the Retirement K Excess Program are paid out in cash no later than March 15 of the year following the year in which the compensation was earned, except that employees in the Company’s Deferred Compensation Program may defer their Retirement K Excess payments under that program. Amounts paid to the NEOs through the Retirement K and the Retirement K Excess Program are reported in the All Other Compensation column of the Summary Compensation Table.

Non-Qualified Deferred Compensation in 2009

Each of the Named Executive Officers has deferred compensation accounts for one or more of the following programs:

•

Executive Stock Unit Program (“ESU Program”). The ESU Program is a non-qualified retirement program that allows executives to make pre-tax deferrals of up to 10% of their compensation through payroll deduction to acquire Company stock units at a 15% discount to market. Dividends are credited to executives’ accounts as stock units, also at a 15% discount. We match 50% of the executive’s contribution and may match another 50% if certain annual earnings objectives are met. Matching contributions are subject to vesting requirements. Stock units are converted to shares of common stock and issued at retirement, death, disability or termination. Our matching contributions and the 15% discount on those contributions are reported in the All Other Compensation column of the Summary Compensation Table. The discount on the dividends is reported in the Non-Qualified Deferred Compensation Earnings column of the Summary Compensation Table.

•	Deferred Compensation Program. The Deferred Compensation Program allows certain key managers to defer salary, incentive awards and other cash compensation in exchange for any or all of the following:

•	Stock units with dividend equivalents, acquired at 80% of the fair market value of our common stock on the dates the compensation otherwise would have been paid.

•

At-market stock options with the underlying shares of common stock having an initial market value equal to five times the amount of compensation forgone, with an exercise price equal to the closing market price of our common stock on the last business day of the year. For example, if an executive deferred $100,000 of cash compensation into stock options and the closing market price of our common stock on the grant date was $20.00, he would be granted an option for 25,000 shares ($100,000 X 5 / $20.00) with an exercise price of $20.00 per share. The cost to exercise the option, then, is $500,000.

•	Cash deferrals with an interest rate intended to be slightly higher than otherwise available for comparable investments.

Stock option deferrals are not included in the table below, but are reported instead in the Outstanding Equity Awards At Fiscal Year End Table on page 48.

Participants who elect a cash or stock unit deferral may elect to receive distributions in a lump sum or in annual installments. Distribution payouts must begin no more than 10 years from the effective date of the deferral and all amounts subject to the deferral must be distributed within 10 years of the first distribution payout.

The 20% discount on stock units purchased with deferred cash is reported in the Stock Awards column of the Summary Compensation Table. The discount on the dividends is reported in the Non-Qualified Deferred Compensation Earnings column of the Summary Compensation Table.

•

Executive Deferred Stock Program. This is a frozen program under which certain executives elected to defer receipt of the gain from their stock option exercises. Under the program, participants were required to make an election six months in advance of the exercise if they wanted to defer receipt of the “profit shares” resulting from the exercise. At that time, they also elected the distribution date(s). Upon deferral, the participant was credited with stock units representing the option shares deferred. Dividend equivalents equal to the per share dividend paid on common stock are credited to accounts during the deferral period.

The following table lists a summary of the aggregate 2009 contributions, earnings, withdrawals, and ending balances for each Named Executive Officer’s deferred compensation account. Values are calculated at $20.40, the closing market price of our common stock on December 31, 2009.

Name	Name of Deferral Type or Program (1)	Executive Contributions in Last FY ($)(2)	Company Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
David S. Haffner	ESU	$189,374	$219,028	$72,823	—	$1,497,809
	DCC	—	—	389	—	—
	DSU	860,466	215,117	17,734	—	2,007,686
	EDSP	—	—	99,858	$397,889	1,963,745
Total		$1,049,840	$434,145	$190,804	$397,889	$5,469,240
Matthew C. Flanigan	ESU	$70,844	$82,961	$27,149	—	$561,898
	DSU	363,847	90,962	1,617	$386,238	982,423
Total		$434,692	$173,923	$28,765	$386,238	$1,544,321
Karl G. Glassman	ESU	$133,387	$155,056	$79,427	—	$1,564,313
	DCC	—	—	148	—	—
	DSU	300,000	75,000	11,823	—	495.924
	EDSP	—	—	11,541	—	245,055
Total		$433,387	$230,056	$102,939	—	$2,305,292
Joseph D. Downes, Jr.	ESU	$42,136	$60,205	$33,295	—	$662,347
	DCC	—	—	3,481	—	58,354
	DSU	50,000	12,500	1,970	$43,236	197,288
	EDSP	—	—	4,617	—	$96,818
Total		$92,136	$72,705	$43,363	$43,236	$1,014,808
Paul R. Hauser	ESU	$48,645	$61,787	$38,495	—	$754,535
	DCC	100,000	—	2,950	—	102,389
	DSU	—	—	—	—	169,606
Total		$148,645	$61,787	$41,445	—	$1,026,529

(1)	Name of Deferral Type or Program:
ESU = Executive Stock Unit Program
DCC = Deferred Comp Program Cash Deferral
DSU = Deferred Comp Program Stock Unit
EDSP = Executive Deferred Stock Program

(2)	Amounts reported in these columns are also reported in the Summary Compensation Table.

(3)	The amount representing preferential earnings on interest and dividends paid in 2009 on ESU Program and Deferred Compensation Program accounts are reported in the Non-Qualified Deferred Compensation Earnings column of the Summary Compensation Table. Those amounts are as follows: Haffner—$14,457; Flanigan—$4,386; Glassman—$14,256; Downes—$5,560; and Hauser—$5,777.

(4)	Of the amounts reported in the aggregate deferred compensation balances of each of the Named Executive Officers as of December 31, 2009, the following amounts were previously reported in the Summary Compensation Table in 2007, 2008, and 2009 under the SEC’s disclosure rules: Haffner—$3,853,862; Flanigan—$1,855,841; Glassman—$1,514,515; Downes—$462,256; and Hauser—$636,821.

Potential Payments upon Termination or Change in Control

This section describes the payments and benefits that may be received by our NEOs upon termination of employment, in excess of the amounts that are generally paid to our salaried employees upon termination of employment. We have employment agreements with Messrs. Haffner, Glassman and Flanigan which provide for specific payments and benefits upon certain termination events. Mr. Haffner and Mr. Glassman are also parties to severance benefit agreements with us which become effective upon a change in control of the Company. For more information about how we Company determined the terms of these agreements, see page 41. A termination of employment for an NEO not addressed under these agreements would be treated in the same manner as that of any salaried employee.

The material terms of the employment agreements with Messrs. Haffner, Glassman, and Flanigan are set forth in the following table. These agreements expire on the date of our annual meeting of shareholders in 2013.

Termination Provision	Triggering Events	Company’s Obligation	Executive’s Obligation
Total Disability	•Executive is unable to materially perform services required by agreement for a continuous period of 14 months •Employment is terminated at the end of the 14-month period	•During the non-compete period, provide health and medical insurance to executive and his dependents at least equal to coverage provided before termination	•Maintain confidentiality of Company information and trade secrets •Non-compete period through the end of the agreement’s term, or if later, for two years following termination

Executive’s Option to Terminate

•Voluntary, within 60 days of written notice to the Company not later than six months after one of the following events:

•Executive does not receive a salary increase in any year, unless due to Company-wide salary freeze

•CEO only: Executive is not elected to continue as Chief Executive Officer and director of the Company and a member of the Board’s executive committee, unless not nominated for regulatory compliance reasons

•COO only: Executive is not elected to continue as a director of the Company, unless not nominated for regulatory compliance reasons

•Except as otherwise noted, Company’s obligations terminate on date of termination

•Pro-rated incentive award for year of termination

•During the non-compete period, provide health and medical insurance to executive and his dependents at least equal to coverage provided before termination

•Except as otherwise noted, executive’s obligations terminate on date of termination specified in notice, which must be within 60 days of the notice

•Maintain confidentiality of Company information and trade secrets

•Non-compete period through the end of the agreement’s term, or if later, for two years following termination

Termination Provision	Triggering Events	Company’s Obligation	Executive’s Obligation
•Company is merged out of existence, sold or dissolved •Working control of Company is lost in proxy contest or other tender offer

Termination by Company for Cause

•Conviction of felony crime

•Willful breach of Code of Conduct or Financial Code of Ethics that causes material injury to Company

•Willful act of fraud, misappropriation or dishonesty that causes material injury to Company or results in material enrichment to executive at the Company’s expense

•Willful violation of specific written directions of the Board or CEO, as applicable, following notice of such violation

•Continuing, repeated, willful failure to substantially perform duties after written notice from Board

•Except as otherwise noted, Company’s obligations terminate on date of termination

•Pro-rated incentive award for year of termination

•During non-compete period, provide health and medical insurance to executive and his dependents at least equal to coverage provided before termination

•Maintain confidentiality of Company information and trade secrets •Non-compete period through the end of the agreement’s term, or if later, for two years following termination

Termination by Company without Cause	•At any time, upon prior written notice

•Company’s financial obligations continue for term of agreement, except for benefits accruing after death or disability

•Equity awards continue to vest as if executive were employed for term of agreement

•Executive given title to the Company car he was using at time of termination

•Maintain confidentiality of Company information and trade secrets •Enter into a release and agreement not to sue with Company

In addition to the terms of these employment agreements, upon a change in control of the Company, the severance benefit agreements with Mr. Haffner and Mr. Glassman provide for severance payments and benefits during a specified period (the “Protected Period”) following the change in control. The Protected Period is 36 months for Mr. Haffner and 30 months for Mr. Glassman.

In general, a change in control is deemed to occur when: (i) a shareholder acquires shares giving it ownership of 25% or more of our common stock, (ii) the current directors or their “successors” (as defined) no longer constitute a majority of the Board of Directors, (iii) after a merger or consolidation with another corporation, less than 75% of the voting securities of the surviving corporation are owned by our former shareholders, or (iv) we liquidate or sell substantially all of our assets to an unrelated third party.

The payments and benefits payable under these severance benefit agreements are subject to a “double trigger.” That is they become payable only after both (i) a change in control of the Company and (ii) the executive officer’s employment is terminated by the Company (except for cause or disability) or the executive officer terminates his employment for “good reason.” In general, the executive officer would have good reason to terminate employment if he were required to relocate or experienced a reduction in job responsibilities, title, compensation, or benefits, or if the successor company did not assume the obligations of the severance benefit agreement. The Company may correct, reverse or cure the “good reason” for termination within 30 days of receiving notice of such from the executive.

Events considered grounds for termination by the Company for cause are the same as those in the executive officers’ employment agreements as described above. The payments and benefits provide for the following benefits upon termination of employment by the Company (other than for disability or cause) or by the executive for good reason, following a change in control:

David S. Haffner	Karl G. Glassman

•Base salary through date of termination

•Pro-rata incentive award at maximum payout level for year of termination

•Monthly severance payments equal to 180% of executive’s base salary multiplied by 3 payable monthly for 36 months

•Continuation of fringe benefits for up to 36 months, as permitted by IRS Code, or equivalent lump sum payment

•Lump sum additional retirement benefit (actuarial equivalent of additional 36 months of continuous service)

•Option to purchase company car at lower of book value or wholesale value

•Base salary through date of termination

•Pro-rata incentive award at maximum payout level for year of termination

•Monthly severance payments equal to 170% of executive’s base salary multiplied by 2.5 payable monthly for 30 months

•Continuation of fringe benefits for up to 30 months, as permitted by IRS Code, or equivalent lump sum payment

•Lump sum additional retirement benefit (actuarial equivalent of additional 30 months of continuous service)

•Option to purchase company car at lower of book value or wholesale value

If the severance payments and benefits provided to either Mr. Haffner or Mr. Glassman will exceed 10% of the limit imposed by Section 280G of the Internal Revenue Code, we will make a gross-up payment of the amount equal to the Section 280G excise taxes payable by the executive officer plus all income, employment, and excise taxes incurred on the gross-up payment. If the payments and benefits provided are less than 10% above the Section 280G limit, they will be capped at $1 below the Section 280G limit.

All amounts received by either Mr. Haffner of Mr. Glassman as cash compensation from a new full-time job will reduce the cash severance payments dollar for dollar. The executive officer is not required to mitigate the amount of any termination benefit provided under his severance benefit agreement, but any fringe benefits he may receive from a new job will reduce any fringe benefits we are then providing under the agreement.

The severance benefit agreements further provide that, within one year following a change in control of the Company that was opposed by a majority of the directors, the executive officer may elect to terminate his employment for any reason and receive, in lieu of the payments and benefits described above, a lump sum payment equal to 75% of his cash compensation preceding the year of termination and certain fringe benefits for one year.

The tables below list the estimated potential payments to the executive officers in the event of any termination of employment. We have used the following assumptions and methodology to calculate these amounts:

•	Each termination of employment is deemed to have occurred on December 31, 2009. Potential payments reflect the benefits and arrangements in effect on that date.

•

The tables reflect only the additional benefits the executive officer would be entitled to as a result of the termination of employment. Fully vested benefits described elsewhere in this proxy statement (e.g., deferred compensation accounts, pension benefits) and payments generally available to U.S. employees upon termination of employment (e.g., accrued vacation) are not included in the tables.

•

The present value of each potential payment was determined using a .83% discount rate for payments with a term of three years or less, and 3.14% for payments with a term greater than three years. These rates equal 120% of the Applicable Federal Short-Term and Mid-Term Rates, respectively, in December 2009.

•	To project the value of stock plan benefits we used the closing market price of our common stock on December 31, 2009, which was $20.40 per share, and a 5.2% dividend rate.

The potential payments presented in the following table are only estimates provided solely for disclosure purposes and may vary from the amounts that are payable in connection with an actual termination of employment.

Potential Payments Upon Termination—David S. Haffner

	Total Disability		Executive’s Option to Terminate		Termination by Company for Cause		Termination by Company without Cause		Termination following Change in Control
Base Salary or Severance Payments							$3,026,374	(1)	$4,860,000	(2)
Incentive Award			(3)		(3)		1,942,416	(1)	1,080,000	(4)
Vesting of PSU Awards							3,299,870	(5)	10,704,645	(6)
Vesting of 5/7/09 RSU Award							2,142,000	(5)	2,142,000	(7)
Vesting of Stock Options	$1,141,362	(8)	$1,141,362	(8)			1,141,362	(8)	1,141,362	(9)
ESU Program (replacement benefit)									1,046,918	(10)
Additional Retirement Benefit (401(k) and Excess Plan)									143,123	(1)
Medical	43,048	(11)	43,048	(11)	$43,048	(11)	43,048	(11)	36,216	(10)
Life Insurance Premium									2,880	(10)
Auto							27,125	(12)
280G Tax Gross-Up									8,465,821	(13)
Total	1,184,410		1,184,410		43,048		11,622,195		29,622,966

Total Present Value	$1,064,983		$1,064,983		$40,818		$11,228,112		$29,488,702

Potential Payments Upon Termination—Karl G. Glassman

	Total Disability		Executive’s Option to Terminate		Termination by Company for Cause		Termination by Company without Cause		Termination following Change in Control
Base Salary or Severance Payments							$2,269,780	(1)	$2,868,750	(2)
Incentive Award			(3)		(3)		1,277,325	(1)	708,750	(4)
Vesting of PSU Awards							1,395,828	(5)	4,530,330	(6)
Vesting of 5/7/09 RSU Award							1,683,000	(5)	1,683,000	(7)
Vesting of Stock Options							872,462	(5)	1,141,362	(9)
ESU Program (replacement benefit)									836,208	(10)
Additional Retirement Benefit (401(k) and Excess Plan)									148,169	(10)
Medical	$53,571	(11)	$53,571	(11)	$53,571	(11)	53,571	(11)	48,202	(10)
Life Insurance Premium									2,880	(10)
Auto							47,443	(12)
280G Tax Gross-Up									4,303,721	(13)
Total	53,571		53,571		53,571		7,599,409		16,271,373

Total Present Value	$50,796		$50,796		$50,796		$7,318,399		$16,176,001

Potential Payments Upon Termination—Matthew C. Flanigan

	Total Disability		Executive’s Option to Terminate		Termination by Company for Cause		Termination by Company without Cause		Termination following Change in Control
Base Salary							$1,328,242	(1)
Incentive Award			(3)		(3)		642,001	(1)
Vesting of PSU Awards							1,395,828	(5)	$2,383,868	(6)
Vesting of 5/7/09 RSU Award							1,147,500	(5)	1,147,500	(7)
Vesting of Stock Options							872,462	(5)	407,611	(9)
Medical	$43,620	(11)	$43,620	(11)	$43,620	(11)	43,620	(11)
Auto							33,723	(12)
280G Tax Gross-Up
Total	43,620		43,620		43,620		5,463,376		3,938,978

Total Present Value	$41,361		$41,361		$41,361		$5,320,028		$3,914,814

Potential Payments Upon Termination—Joseph D. Downes, Jr.

	Total Disability		Executive’s Option to Terminate		Termination by Company for Cause	Termination by Company without Cause		Termination following Change in Control
Vesting of PSU Awards								$1,904,595	(6)
Vesting of Stock Options	$310,875	(8)	$310,875	(8)		$310,875	(8)	310,875	(8)

Total	$310,875		$310,875			$310,875		$2,215,470

Potential Payments Upon Termination—Paul R. Hauser

	Total Disability		Executive’s Option to Terminate		Termination by Company for Cause	Termination by Company without Cause		Termination following Change in Control
Vesting of PSU Awards								$1,637,738	(6)
Vesting of Stock Options	$346,574	(8)	$346,574	(8)		$346,574	(8)	346,574	(8)

Total	$346,574		$346,574			$346,574		$1,984,312
(1)	Salary and benefits continue for the term of the employment agreement, through the 2013 annual meeting of shareholders.

(2)	Monthly severance payments through the Protected Period, under the executive officer’s severance benefit agreement.

(3)	The employment agreements guarantee a pro-rated incentive award for the year of separation in the event of a voluntary termination or termination for cause. Under the Key Officer Incentive Program, however, this amount vests on December 31 of each year, so no incremental compensation would have been payable as of December 31, 2009.

(4)	The severance benefit agreements provide for a pro-rata bonus payment at the maximum payout level, which is 150%.

(5)	Equity awards continue to vest as if the executive officer were employed for term of employment agreement, through the 2013 annual meeting of shareholders.

(6)	The Performance Stock Unit awards provide for payout at the maximum level (175%) upon a termination of employment following a change in control of the Company.

(7)	The May 7, 2009 Restricted Stock Unit awards provide for immediate 100% vesting upon a termination of employment following a change in control of the Company.

(8)	Because Messrs. Haffner, Downes and Hauser are eligible for retirement under the terms of their stock option grants, their options will continue to vest and remain exercisable for three years and six months following any termination of employment (except in the case of a termination of employment as the result of gross misconduct).

(9)	The terms of stock options granted to all salaried employees provide that any unvested stock options become immediately exercisable in full in the event of a change in control of the Company.

(10)	The severance benefit agreements provide for a continuation of fringe benefits through the Protected Period.

(11)	We pay health and medical benefits during the non-compete period, through the 2013 annual meeting of shareholders.

(12)	Amount represents the fair market value of the executive officer’s Company car. The executive officer would be given the title to the car upon termination of employment by the Company without cause.

(13)	The calculation of the Section 280G tax gross-up assumes the following tax rates: Section 280G excise tax—20%; effective federal income tax—33.46%; state income tax—6%; and Medicare tax—1.45%. To calculate the Section 280G gross-up, we reduced the excess parachute payment by the amount of the incentive award compensation actually earned in 2009, as this amount represents payment for services rendered prior to the change in control. The incentive award is earned over the calendar year, so it was fully earned by December 31, 2009, and the actual payout was 148%. The excess of the required payout at 150% over the actual payout at 148% was included in the calculation of the Section 280G gross-up amount.

No additional compensation is paid in connection with a termination of employment as the result of an executive officer’s death, except a life insurance benefit. The life insurance coverage for our executive officers is the same as that provided to other salaried employees. In the event of death, the life insurance benefit payable to each of the NEOs is $500,000. In the event of death due to an accident, this amount would double for each executive officer.

SECURITY OWNERSHIP

Security Ownership of Directors and Executive Officers

The table below sets forth the beneficial ownership of our common stock on March 5, 2010, by the Company’s Directors, the Chief Executive Officer, the Chief Financial Officer and the other three most highly compensated executive officers, director nominees, and all directors and executive officers as a group.

	Number of Shares or Units Beneficially Owned
Directors and Executive Officers	Common Stock (1)	Stock Units (2)	Options Exercisable within 60 Days	Total	% of Class (3)
Raymond F. Bentele, Director	20,408	—	27,194	47,602
Robert E. Brunner, Director	6,627	—	—	6,627
Ralph W. Clark, Director	20,509	6,977	15,923	43,409
Joseph D. Downes, Jr., Senior Vice President and President—Industrial Materials Segment	116,927	44,149	137,126	298,202.20%
Robert Ted Enloe, III, Director	10,137	14,043	46,632	70,812
Richard T. Fisher, Board Chair	155,321	1,684	10,482	167,487.11%
Matthew C. Flanigan, Senior Vice President and Chief Financial Officer and Director Nominee	63,717	115,076	275,879	454,672.30%
Karl G. Glassman, Executive Vice President and Chief Operating Officer and Director	64,571	207,653	623,939	896,163.59%
Ray A. Griffith, Director Nominee	—	—	—	—
David S. Haffner, President and Chief Executive Officer and Director	889,814	410,287	1,083,375	2,383,477	1.56%
Paul R. Hauser, Senior Vice President and President—Residential Furnishings Segment	37,133	41,063	121,931	200,126.13%
Joseph W. McClanathan, Director	18,568	—	1,454	20,022
Judy C. Odom, Director	27,745	2,046	11,083	40,874
Maurice E. Purnell, Jr., Director	31,007	7,066	26,833	64,906
Phoebe A. Wood, Director	18,239	13,654	13,320	45,213
All executive officers and directors as a group (19 persons)	1,840,490	1,068,175	3,371,103	6,279,768	4.11%

(1)	Includes shares pledged as security for the following directors and officers: Fisher—20,000; all executive officers and directors as a group—69,600.

(2)	Stock units are held on account under the Company’s Executive Deferred Stock Program, Executive Stock Unit Program, Deferred Compensation Program, and Director Restricted Stock Unit Grants. Participants have no voting rights with respect to stock units. In each program, stock units are converted to shares of common stock upon distribution, which occurs at a specified date or upon termination of employment. None of the stock units listed are scheduled for distribution within 60 days.

(3)	Beneficial ownership of less than .1% of the class is not shown. Stock units and options exercisable within 60 days are considered as stock outstanding for the purpose of calculating the ownership percentages.

Security Ownership of Certain Beneficial Owners

The Company knows of no beneficial owner of more than 5% of its common stock as of February 16, 2010, except as set out below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock Outstanding
BlackRock, Inc.	11,689,680	(1)	7.69%
40 East 52nd Street
New York, NY 10022
State Street Corporation	9,304,584	(2)	6.1%
400 Howard Street
San Francisco, CA 94105

(1)	BlackRock, Inc. (“BlackRock”) is deemed to have sole voting and sole dispositive power with respect to 11,689,680 shares. This information is based on Schedule 13G of BlackRock dated January 29, 2010, which reported beneficial ownership as of December 31, 2009.

(2)	State Street Corporation (“SSC”) is deemed to have shared voting and shared dispositive power with respect to 9,304,584 shares. This information is based on Schedule 13G of SSC dated February 12, 2010, which reported beneficial ownership as of December 31, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors to file reports of ownership and changes in ownership of common stock with the SEC and the NYSE. We must identify in this proxy statement those individuals for whom any of these reports was not filed in a timely manner. Due to an administrative error, we reported a February 19, 2009 acquisition of 341 shares under Richard Fisher’s deferred compensation account on March 5, 2009. A Form 4 for Karl Glassman reporting a sale of 615 shares to the Company by a family member on August 10, 2009 was filed on August 17, 2009.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows the number of outstanding options and shares available for future issuance under all the Company’s equity compensation plans as of December 31, 2009. All of our equity compensation plans have been approved by our shareholders.

Plan Category	Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by shareholders	18,821,055	(1)	$19.87	5,654,859	(2)
Equity compensation plans not approved by shareholders	N/A		N/A	N/A

Total	18,821,055		$19.87	5,654,859

(1)	This number comes from the stock issuable under the following plans:

Director Stock Option Plan	49,148
Flexible Stock Plan – Options	12,525,210
Flexible Stock Plan – Vested Stock Units	4,037,874
Flexible Stock Plan – Unvested Stock Units	2,208,823

Director Stock Option Plan. This is a frozen plan, and no future awards will be granted under it; however, 49,148 options remain outstanding under the plan. All options under this plan were granted in lieu of cash compensation otherwise payable to non-employee directors. The options were granted at a 50% discount to the market value of the Company’s stock on the date of grant and have a 15-year term.

Flexible Stock Plan. Includes 12,525,210 options outstanding and 6,246,697 stock units convertible to common stock. The stock unit number includes grants of time-based and performance-based awards covering 2,152,996 shares that are still subject to forfeiture if vesting conditions are not satisfied. The remaining stock units represent amounts held on account in our ESU Program, Deferred Compensation Program, and Executive Deferred Stock Program, which relate to compensation previously earned and vested. Only 55,827 stock units held in these programs remain subject to forfeiture. (See page 52 for descriptions of these programs.)

(2)	Shares available for future issuance include: 4,014,881 shares under the Flexible Stock Plan and 1,639,978 shares under the 1989 Discount Stock Plan. The 1989 Discount Stock Plan is a Section 423 employee stock purchase plan. Columns (a) and (b) are not applicable to stock purchase plans.

Appendix A

LEGGETT & PLATT, INCORPORATED

FLEXIBLE STOCK PLAN

Amended and Restated

Effective as of May 13, 2010

1.	ESTABLISHMENT OF PLAN

1.1 Name. The name of the Plan is the “Leggett & Platt, Incorporated Flexible Stock Plan.”

1.2 Purpose. The purpose of the Plan is to advance the Company’s long-term interests by providing awards that allow the Company to attract and retain valuable employees, align the interests of directors, employees and other key individuals with the interests of shareholders, and reward outstanding performance.

1.3 Effective Date and Term. This amended and restated Plan (the “2010 Restatement”) is an amendment and restatement of the Plan that was effective May 8, 2008, and will become effective as of May 13, 2010, subject to approval by the Company’s shareholders, and shall continue in full force and effect until the tenth anniversary of the Effective Date.

2.	DEFINITIONS

2.1 General Definitions. Unless otherwise specifically defined or unless the context clearly otherwise requires, the words and phrases used in the Plan are defined as set forth below. In addition to the definitions below, certain words and phrases used in the Plan and any agreement may be defined in other portions of the Plan or agreement.

(a)	Affiliate. A Parent, Subsidiary, or any directly or indirectly owned partnership or limited liability company of the Company.

(b)	Agreement. The document that evidences the grant of any Award under the Plan and sets forth the terms, conditions, and restrictions relating to, such Award.

(c)	Award. Any Option, Stock Appreciation Right, Restricted Stock, Stock Unit, Performance Award, Other Stock Based Award or Other Award granted or acquired pursuant to the Plan.

(d)	Board. The Board of Directors of the Company.

(e)	Change in Control. Change in Control shall mean the acquisition, without the approval of the Board, by any person or entity, other than the Company or a Related Entity, of more than 20% of the outstanding Shares through a tender offer, exchange offer or otherwise; the liquidation or dissolution of the Company following the sale or other disposition of all or substantially all of its assets; a merger or consolidation involving the Company which results in the Company not being the surviving parent corporation; or any time during any two-year period in which individuals who constituted the Board at the start of such period (or whose election was approved by at least two-thirds of the then members of the Board who were members at the start of the two-year period) do not constitute at least 50% of the Board for any reason. A Related Entity is a Subsidiary or any employee benefit plan (including a trust forming a part of such a plan) maintained by the Company or a Subsidiary. Notwithstanding the foregoing, to the extent necessary to avoid the adverse tax consequences under Code Section 409A, a Change in Control shall mean one of the foregoing events but only to the extent it also meets the requirements of an event qualifying for a distribution of deferred compensation under Section 409A(a)(2)(A)(v) of the Code.

(f)	Code. The Internal Revenue Code of 1986, as amended.

(g)	Company. Leggett & Platt, Incorporated.

(h)	Committee. The Committee described in Section 5.1 or, in the absence of the Committee, the Board.

(i)	Common Stock. The Company’s $.01 par value Common Stock.

(j)	Employee. Any person employed by the Employer.

(k)	Employer. The Company or any Affiliate.

(l)	Exchange Act. The Securities Exchange Act of 1934, as amended.

(m)	Fair Market Value. The closing price of Shares on the New York Stock Exchange on a given date, or, in the absence of sales on a given date, the closing price on the New York Stock Exchange on the last day on which a sale occurred prior to such date, or such other value as determined in a manner that would not trigger adverse tax consequences under Code Section 409A and in accordance with the terms specified in an Award Agreement.

(n)	Fiscal Year. The Company’s taxable year, which is the calendar year.

(o)	Parent. Any entity (other than the Company) in an unbroken chain of entities ending with the Company, if, at the time of the grant of an Option or other Award, each of the entities (other than the Company) owns 50% or more of the total combined voting power of all classes of stock or ownership interests in one of the other entities in such chain.

(p)	Participant. An individual who is granted an Award under the Plan, and any beneficiary or authorized transferee of such individual.

(q)	SEC. The Securities and Exchange Commission.

(r)	Share. A share of Common Stock.

(s)	Subsidiary. Any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of grant of an Option or other Award, each of the corporations, other than the last corporation in the unbroken chain, owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the corporations in such chain.

3.	COMMON STOCK

3.1 Number of Shares. The number of Shares available for grant as an Award under the Plan after the Effective Date of this 2010 Restatement shall be the sum of (a) all outstanding Awards previously granted under the Plan on the Effective Date, (b) all Shares authorized and available for issuance or grant as Awards immediately prior to the Effective Date and (c) 2,800,000 Shares. Shares may be authorized but unissued Shares, Shares held in the treasury, or both. Notwithstanding the preceding sentence, only Shares held in the treasury may be used to provide an Award to a Participant if the use of authorized but unissued Shares would violate any applicable law, rule or regulation.

3.2 Share Usage. Awards settled in cash shall not reduce the Shares available for grant under the Plan. If an Award expires or is terminated, cancelled or forfeited, the Shares associated with the expired, terminated, cancelled or forfeited Awards shall again be available for grant under the Plan.

The following Shares shall not become available for issuance under the Plan:

(a)	Shares tendered by Participants as full or partial payment to the Company upon exercise of Options granted under this Plan;

(b)	Shares reserved for issuance upon grant of SARs, to the extent the number of reserved Shares exceeds the number of Shares actually issued upon exercise of the SARs; and

(c)	Shares withheld by, or otherwise remitted to, the Company to satisfy a Participant’s tax withholding obligations upon the lapse of restrictions on Restricted Stock or the exercise of Options or SARs granted under the Plan or upon any other payment or issuance of shares under the Plan.

3.3 Adjustments.

(a)	If there is any change in the Common Stock of the Company by reason of any nonreciprocal transaction between the Company and the holders of capital stock of the Company that causes the per Share value of Shares underlying an Award to change, such as a stock dividend, stock split, or spin-off (each, an “Equity Restructuring”), the total number of Shares reserved for issuance under the Plan, the maximum number of Shares issuable for a given type of Award or to an individual Participant, and any outstanding Awards granted under the Plan and the price thereof, if any, shall be proportionately adjusted by the Committee; provided that the number of Shares subject to an award shall always be a whole number.

(b)	In the event of a merger, consolidation, reorganization, extraordinary dividend, sale of substantially all of the Company’s assets, or other change in capital structure of the Company, tender offer for shares of Stock or a Change in Control, that in each case does not constitute an Equity Restructuring, the Committee may take any of the actions permitted by Section 15.

3.4 Tax Code Limits. The aggregate number of Shares subject to Options or Stock Appreciation Rights granted under this Plan during any calendar year to any one Participant shall not exceed 1,000,000. If, after grant, an Option is cancelled, the cancelled Option shall continue to be counted against the maximum number of Shares for which Options may be granted to Participant as described in this Section. The aggregate number of Shares subject to Restricted Stock, Performance Awards, Stock Unit Awards or Other Stock Based Awards, to the extent they are granted with the intent that they qualify as qualified performance-based compensation under Section 162(m) of the Code, that can be granted under this Plan during any calendar year to any one Participant shall not exceed 1,000,000. To the extent that Performance Awards, Stock Unit Awards or other Stock Based Awards are payable in cash, the Fair Market Value per Share at the date of grant shall count against the 1,000,000 Share limit in this Section, but shall not count against the Share limit in Section 3.1. Notwithstanding anything to the contrary in this Plan, the foregoing limitations shall be subject to adjustment under Section 3.3, but only to the extent that such adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code. The aggregate dollar amount of Awards that are not denominated in Shares or determined by reference to a number of Shares, to the extent they are granted with the intent that they qualify as qualified performance-based compensation under Section 162(m) of the Code, that can be paid during any calendar year to any one Participant shall not exceed $4,000,000.

3.5 Plan Limits. Of the Shares available for grant under the Plan after the Effective Date of this 2010 Restatement, no more than 3,300,000 shall be granted for Awards other than Options or Stock Appreciation Rights; provided, however, that the Committee may grant Awards other than Options or Stock Appreciation Rights in excess of this limit, in which case, the number of Shares available under Section 3.1 of the Plan shall be reduced by three (3) Shares with respect to the number of Shares subject to Awards in excess of this limit. The remainder of the Shares available under Section 3.1 of the Plan, after reduction by the Shares available for Awards under this Section, shall be available for grants of Options or Stock Appreciation Rights. Up to one hundred percent (100%) of the Shares available for Options and Stock Appreciation Rights under the Plan may be available for grants of ISOs.

4.	PARTICIPANTS AND ELIGIBILITY

4.1 Participants. Awards may be granted to:

(a)	Employees;

(b)	non-employee directors of the Company;

(c)	individuals who, and entities that, render services to an Employer.

4.2 Eligibility. The Participants and the Awards they receive under the Plan shall be determined by the Committee. In making its determinations, the Committee shall consider any factors it deems relevant in selecting

Participants and determining the amount and type of their respective Awards. Such factors shall include, but are not limited to, past, present and expected future contributions of Participants and potential Participants to the Employer. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants under the Plan. The Committee’s grant of an Award to a Participant in any year shall not require the Committee to grant an Award to that Participant in any other year.

5.	ADMINISTRATION

5.1 Committee. The Plan shall be administered by the Committee. The Committee shall consist of two or more members of the Board who are “Non-Employee Directors” as defined in Rule 16b-3 of the Exchange Act and who are “outside directors” as defined in Code section 162(m)(4) and the applicable Treasury Regulations. The members of the Committee shall be appointed by and shall serve at the pleasure of the Board. The Committee may select one of its members as its Chairman and shall hold its meetings at such times and places as it may determine. A majority of its members shall constitute a quorum. At any meeting of the Committee at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the members present. Any action of the Committee may be taken without a meeting if a consent setting forth the action in writing is signed by all the members of the Committee. All determinations of the Committee shall be final and binding on all persons, including the Company, any Participant, any stockholder and any Employee of the Company or any Affiliate. No member of the Board or any of its Committees shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under it.

5.2 Authority. Subject to the terms of the Plan and such resolutions as may from time to time be adopted by the Board, the Committee shall have full power and discretion to:

(a)	determine the Participants to whom Awards may be granted;

(b)	determine the type of Award to be granted to each Participant;

(c)	determine the number of Shares to be covered by each Award;

(d)	determine the terms and conditions of any Award;

(e)	determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property or cancelled or suspended;

(f)	determine, in accordance with applicable law, whether, to what extent, and under what circumstances cash, Shares, other property and other amounts payable with respect to an Award made under the Plan shall be deferred either automatically or at the election of the Participant;

(g)	interpret and administer the terms of the Plan and any instrument or Agreement entered into under the Plan;

(h)	establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and

(i)	make any other determination and take any other action it deems necessary or desirable for administration of the Plan.

5.3 Delegation. The Committee may delegate all or any part of its authority under the Plan to any Employee or committee, except that it may not delegate any action related to grants of Awards to individuals who are subject to Section 16 of the Exchange Act or who are “covered employees” as defined by Code section 162(m)(3).

6.	OPTIONS

6.1 Description. An Option is a right to purchase a number of Shares at a price, at such times, and upon such other terms and conditions specified in the documents evidencing the Award. The Committee may grant Options intended to qualify as incentive stock options (“ISOs”) pursuant to Section 422 of the Code, as well as non-qualified options (“NQSOs”) under the Plan. Except as otherwise provided in Sections 6.2 and 6.3, the terms and conditions of all Options shall be determined by the Committee.

6.2 ISOs. ISOs can be granted only to Employees of the Company, a Parent, or an Affiliate. Each ISO must be granted to an Employee for a term not to exceed ten years from the date of grant. The purchase price for Shares under any ISO shall be no less than the Fair Market Value of the Shares on the date the Option is granted. The terms of an ISO shall meet all requirements of Section 422 of the Code.

6.3 NQSOs. The purchase price for Shares under any NQSO shall be no less than the Fair Market Value of the Shares on the date the Option is granted. The term of any NQSO shall not exceed ten years from the date of grant.

7.	STOCK APPRECIATION RIGHTS

A Stock Appreciation Right (“SAR”) gives a Participant the right to receive, for each SAR exercised, an amount equal to the excess of the Fair Market Value of a Share on the date the SAR is exercised and the Fair Market Value of a Share on the date the SAR was granted. The term of any SAR shall not exceed ten years from the date of grant. SARs may be settled in cash or in Stock, as determined by the Committee, and are subject to the terms and conditions expressed in the document evidencing the Award.

8.	RESTRICTED STOCK

8.1 Description. A Restricted Stock Award is an award of Shares, the grant, vesting, issuance, or retention of which is subject to certain conditions expressed in the document evidencing the Award. Restricted Stock may be issued in certificate form or held in book entry on the records of the Company’s transfer agent and registrar. If Restricted Stock is issued in certificate form, the Shares may be held by the Company (or other person designated by the Committee) as escrow agent until the restrictions on such Shares have lapsed or the Company may require the certificate to bear a legend stating that such Shares are non-transferable until all restrictions have been satisfied and the legend has been removed.

8.2 Voting Rights. Recipients of Restricted Stock shall have full voting rights with respect to such Shares during the restriction period, unless otherwise determined by the Committee.

8.3 Dividends. Recipients of Restricted Stock shall be entitled to receive dividends and other distributions with respect to such Shares during the restriction period, unless otherwise determined by the Committee. Dividends may be paid in cash or in stock, at the Committee’s discretion. If paid in stock, the dividend Shares shall be subject to the same restrictions as the Shares of Restricted Stock with respect to which they were paid.

8.4 Price of Restricted Stock. As permitted under applicable law, the Committee shall determine the price, if any, at which Restricted Stock shall be sold or awarded to Participants.

8.5 Non-Transferability. Shares of Restricted Stock shall not be transferable during the restriction period except for transfer by bequest or inheritance or as otherwise permitted by the Committee.

9.	STOCK UNITS

9.1 Description. A Stock Unit Award is the award of a right to receive the market value of one Share, the grant, vesting, issuance, or retention of which is subject to certain conditions expressed in the document evidencing the Award. Stock Units may be settled in cash or in stock, as determined by the Committee. Stock Units represent an unfunded and unsecured obligation of the Company. Participants shall have no rights as a shareholder with respect to Stock Units until such Stock Units have been converted to Shares and delivered to the Participant.

9.2 Dividend Equivalents. Stock Units may accrue dividend equivalents, as determined by the Committee.

9.3 Price of Stock Units. As permitted under applicable law, the Committee shall determine the price, if any, at which Stock Units shall be sold or awarded to Participants.

10.	PERFORMANCE AWARDS

A Performance Award entitles a Participant to receive a specified number of Shares or cash equal to the Fair Market Value of such Shares at the end of a performance period, as specified in the document evidencing the Award. The ultimate number of Shares distributed or cash paid depends upon the extent to which pre-established performance objectives are met during the applicable performance period.

11.	OTHER STOCK BASED AWARDS AND OTHER AWARDS

11.1 Other Stock Based Awards. The Committee shall have the right to grant Other Stock Based Awards which may include, without limitation, the grant of Shares and the grant of securities convertible into Shares. “Other Stock Based Award” means an Award (other than the types of Awards specified in Sections 6 through 10) that has a value that is derivative of the value of, determined by reference to a number of Shares, or determined by reference to dividends payable on, Stock, and may be settled in Stock or in cash.

11.2 Other Awards. The Committee shall have the right to provide other types of Awards under the Plan (including cash) in addition to those specifically listed, if the Committee believes that such Awards would further the purposes for which the Plan was established.

12.	AGREEMENTS AND PROVISIONS OF AWARDS

12.1 Grant Evidenced by Agreement. The grant of any Award under the Plan may be evidenced by an Agreement which shall describe the specific Award granted and the terms and conditions of the Award. If required by the Committee, the granting of any Award may be subject to, and conditioned upon, the recipient’s execution of any Agreement. Except as otherwise provided in an Agreement, all capitalized terms used in the Agreement shall have the same meaning as in the Plan, and the Agreement shall be subject to all of the terms of the Plan in effect on the date of the Award, unless otherwise specified in the Agreement or in any amendment to the Plan or the Agreement.

12.2 Provisions of Agreement. Each Agreement shall contain such provisions as the Committee shall determine necessary or appropriate for the Award, which may include: description of the type of Award; the Award’s duration; if an Option, the exercise price, the exercise period and the person or persons who may exercise the Option; the effect upon such Award of the Participant’s death or termination of employment; the Award’s conditions; when, if, and how any Award may be forfeited, converted into another Award, modified, exchanged for another Award, or replaced; and the restrictions on any Shares purchased or granted under the Plan.

12.3 Performance Conditions. The Committee may require the satisfaction of certain performance goals as a condition to the grant or vesting of any Award provided under the Plan.

12.4 Payment. Upon the exercise of any Option or in the case of any Award that requires a payment to the Company, the amount due the Company is to be paid:

(a)	in cash;

(b)	by the tender to the Company of Shares owned by the optionee and registered in his name having a Fair Market Value equal to the amount due the Company;

(c)	by any combination of the payment methods specified in (a) and (b) above.

Notwithstanding the foregoing, any method of payment other than (a) may be used only with the consent of the Committee or to the extent so provided in an Agreement.

In addition, the Committee may, in its discretion, permit any other manner of exercise and methods by which the exercise may be paid as its determines, which may include broker-assisted cashless exercise arrangements or other cashless exercise arrangements.

The proceeds of the sale of Common Stock purchased pursuant to an Option and any payment to the Company for other Awards shall be added to the general funds of the Company or to the Shares held in treasury, as the case may be, and used for the corporate purposes of the Company as the Board shall determine.

12.5 Deferral. Subject to the requirements of Code Section 409A, the right to receive any Award under the Plan may, at the request of the Participant but subject to approval of the Committee (which may be withheld for any reason), be deferred for such period and upon such terms as the Committee shall determine, which may include crediting of interest on deferrals of cash and crediting of dividends or dividend equivalents on deferrals denominated in Shares.

12.6 Withholding. The Company may, at the time any distribution is made under the Plan, or at the time any Option is exercised, or at any time required by law, withhold from such distribution or Shares issuable upon the exercise of an Option, any amount (up to such maximum as necessary to avoid a charge to the Company for financial reporting purposes) necessary to satisfy tax withholding requirements with respect to such distribution or exercise of such Option. The Committee or the Company may, at any time, require a Participant to tender the Company cash in the amount necessary to comply with any such withholding requirements.

12.7 Tandem Awards. Awards may be granted by the Committee in tandem. However, no Award may be granted in tandem with an ISO except a Stock Appreciation Right.

12.8 Awards Not Transferable. Except to the extent that the Committee may provide otherwise as to any Awards other than ISOs, Awards are not transferable or assignable except by will or by the laws of descent and distribution, and are exercisable, during the Participant’s lifetime only by the Participant, or in the event of disability of the Participant, by the legal representative of the Participant, or in the event of death of the Participant by the legal representative of the Participant’s estate. Other than as provided herein, no benefit under the Plan may be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void.

12.9 Awards to Non-U.S. Participants. The Committee shall have the power and authority to determine which Affiliates shall be covered by this Plan and which Participants residing outside the United States of America shall be eligible to participate in the Plan. The Committee may adopt, amend or rescind rules, procedures or sub-plans relating to the operation and administration of the Plan to accommodate the specific requirements of local laws, procedures and practices. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on death, disability, retirement or termination of employment; available methods of exercise or settlement of an Award; payment of income, social insurance contributions and payroll taxes; and, the withholding procedures and handling of any Stock certificates or other indicia of ownership which vary with local requirements. The Committee may also adopt rules, procedures or sub-plans applicable to particular Affiliates or locations.

13.	AMENDMENT AND TERMINATION OF PLAN

13.1 Amendment and Termination. The Board shall have the sole right and power to amend or terminate the Plan at any time, except that the Board may not amend the Plan, without approval of the shareholders of the

Company, in a manner that would cause Options which are intended to qualify as ISOs to fail to qualify or in a manner which would violate applicable law, and the Board shall obtain stockholder approval for any amendment to the Plan that, except as provided in Section 3.3 of the Plan, increases the number of Shares available under the Plan, materially expands the classes of individuals eligible to receive Awards, or would otherwise require stockholder approval under the rules of the applicable exchange.

13.2 Participants’ Right. The amendment or termination of the Plan shall not adversely affect a Participant’s right to any Award granted prior to such amendment or termination, without the consent of the Participant to whom such Award was granted.

14.	MODIFICATION OR TERMINATION OF AWARDS

14.1 Committee’s Right. Any Award granted may be converted, modified, forfeited or cancelled, in whole or in part, by the Committee if and to the extent (a) not prohibited by the Plan or the applicable Agreement (except to the extent that such action would adversely affect the rights of the Participant in a manner not expressly contemplated by the Plan or Agreement), or (b) with the consent of the Participant to whom such Award was granted. The Committee shall have the right, in its discretion, to cancel all or any portion of an Award issued to a Participant (a) if the Participant violates any confidentiality, non-solicitation or non-compete obligations or terms in his or her employment agreement, confidentiality agreement, separation agreement, and/or any other similar agreement, or (b) if the Participant, during the period of employment of service, established a relationship with a competitor of the Company or engaged in activity that was in conflict with or adverse to the interests of the Company, including fraud or conduct contributing to any financial restatement.

14.2 Clawbacks. Notwithstanding anything to the contrary contained in the Award Agreement, the Committee shall have the right to require a Participant to forfeit any or all of the income or other benefit received on the vesting, exercise, or payment of an Award (a) if, in its sole discretion, the Committee determines that the Participant engaged in any activity referred to in Section 14.1, or (b) to the extent required or permitted under any written policy of the Company dealing with recoupment of compensation, and to the extent permitted by applicable law.

14.3 Replacement. The Committee may permit a Participant to elect to surrender an Award in exchange for a new Award to the extent such surrender and exchange would not result in adverse tax consequences under Code Section 409A. However, the Committee may not cancel an outstanding Option or SAR that is underwater in exchange for cash or for the purpose of reissuing the Option or SAR to the Participant at a lower exercise price or granting a replacement Award of a different type without shareholder approval.

14.4 No Repricing. Other than as provided in Section 3.3, the exercise price of an Option or SAR may not be reduced without shareholder approval.

15.	CHANGE IN CONTROL OR CHANGE DESCRIBED IN SECTION 3.3(b)

To the end of preserving the intended economic benefits of Awards to the extent feasible, in the event of a Change in Control or other event described in Section 3.3(b), the Committee may, in any Agreement evidencing an Award, or at any time prior to or simultaneously with or after such event, make such adjustments with respect to Awards as it deems necessary or appropriate, but only to the extent such action would not result in adverse tax consequences under Code Section 409A. Without in any way limiting the generality of the foregoing, the Committee may:

(a)	provide for the acceleration of any time periods relating to the exercise or realization of such Award so that such Award may be exercised or realized in full on or before a date fixed by the Committee;

(b)	provide for the purchase of such Award, upon the Participant’s request, for an amount of cash equal to the amount which could have been attained upon the exercise or realization of such Award had such Award been currently exercisable or payable;

(c)	make such adjustments to the Awards then outstanding as the Committee deems appropriate to reflect such transaction or change; and/or

(d)	cause the Awards then outstanding to be assumed, or new Awards substituted therefore, by the surviving corporation in such change.

16.	MISCELLANEOUS PROVISIONS

16.1 Headings and Subheadings. The headings and subheadings contained in the Plan are included only for convenience and shall not be construed as a part of the Plan or in any respect affecting or modifying its provisions.

16.2 Governing Law. This Plan shall be construed and administered in accordance with the laws of the State of Missouri.

16.3 Purchase for Investment. The Committee may require each person purchasing Shares pursuant to an Option or other award under the Plan to represent to and agree with the Company in writing that such person is acquiring the Shares for investment and without a view to distribution or resale. All certificates for Shares delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under all applicable laws, rules and regulations, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate references to such restrictions.

16.4 No Employment Contract. The adoption of the Plan or grant of an Award under the Plan shall not confer upon any Employee any right to continued employment nor shall it interfere in any way with the right of the Employer to terminate the employment of any of its Employees at any time.

16.5 No Effect on Other Benefits. The receipt of Awards under the Plan shall have no effect on any benefits to which a Participant may be entitled from the Employer, under another plan or otherwise, or preclude a Participant from receiving any such benefits.

16.6 Conflicts in Plan. In the case of any conflict in the terms of the Plan relating to an Award, the provisions in the Section of the Plan which specifically grants such Award shall control those in a different Section.

16.7 Section 409A Compliance. Some of the Awards that may be granted pursuant to the Plan may be considered non-qualified deferred compensation subject to Section 409A of the Code. If an Award is subject to Section 409A, the Award Agreement and this Plan are intended to meet all of the requirements of Section 409A and any applicable guidance issued by the Internal Revenue Service and the Department of Treasury. To the extent necessary to comply with Section 409A, an Award may be modified, replaced or terminated in the discretion of the Committee. Notwithstanding any provision of this Plan or any Award Agreement to the contrary, in the event that the Committee determines that any Award is or may become subject to Section 409A, the Company may adopt such amendments to the Plan and the related Award Agreements, without the consent of the Participant, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effective dates), or take any other action that the Committee determines to be necessary or appropriate to either comply with Section 409A or to exclude or exempt the Plan or any Award from the requirements of Section 409A. Notwithstanding anything in the Plan or any Award to the contrary, to the extent necessary to avoid the adverse tax consequences under Code Section 409A, in the event that a Participant is determined to be a specified employee in accordance with Code Section 409A, for purposes of any payment upon separation from service hereunder, such payments shall be made or begin, as applicable, six months following the date of separation from service.

17.	CODE SECTION 162(m) PROVISIONS

17.1 Application to Covered Employee. Notwithstanding any other provision of the Plan, if the Committee determines at the time an Award is granted to a Participant that such Participant is, or is likely to be as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a “covered employee” within the meaning of Section 162(m)(3) of the Code, then the Committee may provide that this Section 17 is applicable to such Award.

17.2 Performance Goals. Awards may be made subject to the achievement of performance goals established by the Committee relating to one or more business criteria pursuant to Section 162(m) of the Code (the “Performance Criteria”). Performance Criteria may be applied to the Company, an Affiliate, a Subsidiary, division, business unit or individual, or any combination thereof, and may be measured in absolute levels or relative to another company or companies a peer group, an index or Company performance in a previous period. Performance may be measured annually or cumulatively over a longer period of time. Performance Criteria that may be used to establish performance goals are: revenue; operating income or net operating income; return on equity; return on assets or net assets; cash flow; share price performance; return on capital; earnings; earnings per share; total shareholder return; economic value added; economic profit; or ratio of operating earnings to capital spending. EBITDA; EBIT; costs; operating earnings; gains; product development; leadership; project progress or completion; increase in total revenues; net income; operating cash flow; net cash flow; retained earnings; budget achievement; return on capital employed; return on invested capital; cash available to the Company from a Subsidiary or subsidiaries; gross margin, net margin; market capitalization; financial return ratios; market share; operating profits; net profits, earnings per share growth; profit returns and margins; stock price; working capital; business trends; capacity utilization; quality; operating efficiency; compliance and safety. At the time an Award is granted, the Committee shall specify in the Award Agreement or other document evidencing the Award whether performance will be evaluated including or excluding the effect of any of the following events that occur during the applicable performance period: (i) extraordinary, unusual or non-recurring items, (ii) gains or losses on the disposition of a business, (iii) the effects of changes in tax or accounting regulations, (iv) the effects of mergers or acquisitions, or (v) asset write-downs. The inclusion or exclusion of these items shall be expressed in a form that satisfies the requirements of Section 162(m) of the code. The performance goals for each Participant and the amount payable if those goals are met shall be established in writing for each specified period of performance by the Committee no later than 90 days after the commencement of the period of service to which the performance goals relate and while the outcome of whether or not those goals will be achieved is substantially uncertain. However, in no event will such goals be established after 25% of the period of service to which the goals relate has elapsed. The performance goals shall be objective. Such goals and the amount payable for each performance period if the goals are achieved shall be set forth in the applicable Award Agreement. No amounts shall be payable to any Participant for any performance period unless and until the Committee certifies that the performance goals and any other material terms were in fact satisfied.

17.3 Adjustment of Payment. Notwithstanding any provision of the Plan other than Section 15, with respect to any Award that is subject to this Section 17, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award.

17.4 Other Restrictions. The Committee shall have the power to impose such other restrictions on Awards subject to this Section 17 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

Driving Directions to the Wright Conference Center

ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 13, 2010

10:00 a.m. Central Time

LEGGETT & PLATT, INCORPORATED

WRIGHT CONFERENCE CENTER

No. 1 Leggett Road

Carthage, Missouri 64836

LEGGETT & PLATT, INCORPORATED No. 1 Leggett Road Carthage, Missouri 64836	proxy

This proxy is solicited on behalf of the Board of Directors.

The undersigned shareholder of Leggett & Platt, Incorporated, a Missouri corporation (the “Company”), hereby acknowledges receipt of the Notice of 2010 Annual Meeting of Shareholders, the accompanying Proxy Statement and the Annual Report for the fiscal year ended December 31, 2009, and hereby appoints David S. Haffner and John G. Moore as proxies and attorneys-in-fact, with full power of substitution to represent the undersigned at the 2010 Annual Meeting of Shareholders of the Company to be held on May 13, 2010 at 10:00 a.m. Central Time at the Company’s headquarters, located at No. 1 Leggett Road, Carthage, Missouri 64836, and at any adjournment thereof, and to vote all shares that the undersigned would be entitled to vote if personally present.

THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR ALL NOMINEES TO THE BOARD OF DIRECTORS; FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM; FOR APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE COMPANY’S FLEXIBLE STOCK PLAN; AND AGAINST THE SHAREHOLDER PROPOSAL REQUESTING THE ADDITION OF SEXUAL ORIENTATION AND GENDER IDENTITY TO THE COMPANY’S WRITTEN NON-DISCRIMINATION POLICY. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

PLEASE VOTE BY INTERNET OR MARK, SIGN, DATE AND RETURN

THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

See reverse for voting instructions.

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945
COMPANY #

Address Change? Mark Box to the right and Indicate changes below: ☐

Return Your Proxy by Mail

or Vote by Internet

24 Hours a Day, 7 Days a Week

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/leg Use the Internet to vote your proxy until 5:00 p.m. (CT) on May 12, 2010.

Mail – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet, you do NOT need to mail back your Voting Instruction Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Proposals 1, 2 and 3 and AGAINST Proposal 4.

1. Election of directors:	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

a. Robert E. Brunner	☐	☐	☐	g. Ray A. Griffith	☐	☐	☐

b. Ralph W. Clark	☐	☐	☐	h. David S. Haffner	☐	☐	☐

Please fold here – Do not separate

c. R. Ted Enloe, III	☐	☐	☐	i. Joseph W. McClanathan	☐	☐	☐

d. Richard T. Fisher	☐	☐	☐	j. Judy C. Odom	☐	☐	☐

e. Matthew C. Flanigan	☐	☐	☐	k. Maurice E. Purnell, Jr.	☐	☐	☐

f. Karl G. Glassman	☐	☐	☐	l. Phoebe A. Wood	☐	☐	☐

2. Ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010.					☐ For	☐ Against	☐ Abstain

3. Approval of the amendment and restatement of the Company’s Flexible Stock Plan.					☐ For	☐ Against	☐ Abstain

4. A shareholder proposal requesting the addition of sexual orientation and gender identity to the Company’s written non-discrimination policy.					☐ For	☐ Against	☐ Abstain

IN THEIR DISCRETION, the proxyholders are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN,

WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND AGAINST PROPOSAL 4.

Date

Signature(s) in Box

Please sign exactly as your name appears on this card. If stock is jointly owned, all parties must sign. Attorneys-in-fact, executors, administrators, trustees, guardians or corporation officers should indicate the capacity in which they are signing.

VOTING INSTRUCTIONS TO THE COMMITTEE ADMINISTERING

THE LEGGETT & PLATT, INCORPORATED

STOCK BONUS PLAN

I hereby instruct the Committee to vote all shares of Common Stock of Leggett & Platt, Incorporated credited to my account in the Leggett & Platt, Incorporated Stock Bonus Plan as of March 5, 2010, at the Annual Meeting of Common Shareholders to be held on May 13, 2010, and at any adjournment thereof, on the following matters, all as set forth in the Proxy Statement, and upon such other business as may properly come before the meeting or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS ONE, TWO, AND THREE

(1)	Election of Directors

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

a. Robert E. Brunner	☐	☐	☐	g. Ray A. Griffith	☐	☐	☐

b. Ralph W. Clark	☐	☐	☐	h. David S. Haffner	☐	☐	☐

c. R. Ted Enloe, III	☐	☐	☐	i. Joseph W. McClanathan	☐	☐	☐

d. Richard T. Fisher	☐	☐	☐	j. Judy C. Odom	☐	☐	☐

e. Matthew C. Flanigan	☐	☐	☐	k. Maurice E. Purnell, Jr.	☐	☐	☐

f. Karl G. Glassman	☐	☐	☐	l. Phoebe A. Wood	☐	☐	☐

(2)	Ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010.	☐ FOR ☐ AGAINST ☐ ABSTAIN

(3)	Approval of the amendment and restatement of the Company’s Flexible Stock Plan.	☐ FOR ☐ AGAINST ☐ ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL FOUR

(4)	Shareholder proposal requesting the addition of sexual orientation and gender identity to the Company’s written non-discrimination policy.	☐ FOR ☐ AGAINST ☐ ABSTAIN

(5)	IN THEIR DISCRETION, the proxyholders are authorized to vote on such other business as may properly come before the meeting or any adjournments or postponements thereof.

Please sign EXACTLY as your name appears on the mailing label. The shares represented hereby will be voted as you specify.

IF YOU GIVE NO INSTRUCTIONS OR IF YOUR INSTRUCTIONS ARE NOT RECEIVED BY THE CORPORATE HUMAN RESOURCES DEPARTMENT ON OR BEFORE APRIL 30, 2010, THE COMMITTEE WILL DIRECT THE TRUSTEE TO VOTE THE SHARES CREDITED TO YOUR ACCOUNT ON ALL PROPOSALS LISTED ABOVE AND ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Participant

Date

VOTING INSTRUCTIONS TO THE COMMITTEE ADMINISTERING

THE LEGGETT & PLATT, INCORPORATED

401(k) PLAN

I hereby instruct the Committee to vote all shares of Common Stock of Leggett & Platt, Incorporated credited to my account in the Leggett & Platt, Incorporated 401(k) Plan as of March 5, 2010, at the Annual Meeting of Common Shareholders to be held on May 13, 2010, and at any adjournment thereof, on the following matters, all as set forth in the Proxy Statement, and upon such other business as may properly come before the meeting or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS ONE, TWO, AND THREE

(1)	Election of Directors

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

a. Robert E. Brunner	☐	☐	☐	g. Ray A. Griffith	☐	☐	☐

b. Ralph W. Clark	☐	☐	☐	h. David S. Haffner	☐	☐	☐

c. R. Ted Enloe, III	☐	☐	☐	i. Joseph W. McClanathan	☐	☐	☐

d. Richard T. Fisher	☐	☐	☐	j. Judy C. Odom	☐	☐	☐

e. Matthew C. Flanigan	☐	☐	☐	k. Maurice E. Purnell, Jr.	☐	☐	☐

f. Karl G. Glassman	☐	☐	☐	l. Phoebe A. Wood	☐	☐	☐

(2)	Ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010.	☐ FOR ☐ AGAINST ☐ ABSTAIN

(3)	Approval of the amendment and restatement of the Company’s Flexible Stock Plan.	☐ FOR ☐ AGAINST ☐ ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL FOUR

(4)	Shareholder proposal requesting the addition of sexual orientation and gender identity to the Company’s written non-discrimination policy.	☐ FOR ☐ AGAINST ☐ ABSTAIN

(5)	IN THEIR DISCRETION, the proxyholders are authorized to vote on such other business as may properly come before the meeting or any adjournments or postponements thereof.

Please sign EXACTLY as your name appears on the mailing label. The shares represented hereby will be voted as you specify.

IF YOU GIVE NO INSTRUCTIONS OR IF YOUR INSTRUCTIONS ARE NOT RECEIVED BY THE CORPORATE HUMAN RESOURCES DEPARTMENT ON OR BEFORE APRIL 30, 2010, THE COMMITTEE WILL DIRECT THE TRUSTEE TO VOTE THE SHARES CREDITED TO YOUR ACCOUNT ON ALL PROPOSALS LISTED ABOVE AND ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Participant

Date